SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Pall Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Pall Corporation

Proxy Statement for the 2012 Annual Meeting of Shareholders

Better Lives. Better Planet.SM

November 12, 2012

To Our Shareholders:

Last year, Lawrence Kingsley joined Pall as President and Chief Executive Officer and we began a new chapter in our history. During this past fiscal year, Pall initiated important foundational work related to its people, processes and technology. Pall also completed several strategic transactions that better position us for long-term growth. Highlights from this past year include:

  Key additions to the executive management team to facilitate our growth strategy,

  The launch of a global enterprise system to drive operational improvements,

  An increase in spending for research and development to promote a more robust product development and deployment process,

  The divestiture of the business assets of our blood collection, filtration and processing product lines, and

  The acquisitions of life sciences innovator ForteBio®, Inc. a leading provider of analytical systems, and Engefiltro, our long-time Brazilian distribution partner.

While this has been a year of change for Pall, one thing that has remained constant is our ability to deliver results and shareholder returns. In spite of a turbulent economy, Pall’s sales grew approximately 6.0% in fiscal year 2012, and we exceeded targets in both pro forma earnings per share and free cash flow. We also saw a 50 basis point improvement in operating margin. You can read more about our year-end results in the accompanying Summary Annual Report and Form 10-K.

We hope you will join us at this year’s annual meeting to gain greater insight into the steps we are taking to drive continued strong performance and long-term sustainable growth. The 2012 Annual Meeting of Shareholders will be held on December 12, 2012 at 11:00 a.m. at Pall Corporation headquarters, 25 Harbor Park Drive, Port Washington, NY. Details regarding admission to the meeting and information concerning the matters to be acted upon at the meeting are on page 2. In addition, our meeting will include an opportunity for questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented in accordance with your wishes. To that end, please vote your shares through the internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.

The Board of Directors, management and our employees thank you for your continued support and interest in Pall Corporation.

Very truly yours,

Ronald L. Hoffman
Chairman of the Board

Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	11:00 a.m., Eastern Standard Time, on Wednesday, December 12, 2012.

Place:	Pall Corporation Corporate Headquarters
25 Harbor Park Drive
Port Washington, New York 11050

Purpose:	(1) To elect 11 directors named in this proxy statement for a term expiring at the 2013 Annual Meeting of Shareholders;

(2) To ratify the appointment of KPMG LLP (“KPMG”) as Pall’s independent registered public accounting firm for fiscal year 2013;

(3) To approve amendments to Pall’s by-laws;

(4) To approve, on an advisory basis, the compensation of Pall’s named executive officers (“NEOs”); and

(5) To transact any other business properly brought before the meeting.

Record Date:	You can vote if you were a shareholder of record at the close of business on October 23, 2012.

Voting by Proxy:	Your vote is important. Please vote your proxy promptly so your shares can be represented at the meeting. You can vote your shares by completing and returning your proxy card or voting instruction form. You may also vote by internet or by telephone. Please see “Proxy Statement – Questions and Answers About the Annual Meeting and Voting.”

Admission:	An admission ticket or proof of ownership of Pall stock, as well as a form of personal photo identification, must be presented in order to be admitted to the annual meeting. Please see “Proxy Statement – Questions and Answers about the Annual Meeting and Voting”.

Roya Behnia
Senior Vice President, General Counsel and Corporate Secretary November 12, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON DECEMBER 12, 2012
Copies of the enclosed proxy statement for the 2012 Annual Meeting and the 2012 Summary Annual
Report, which includes the Form 10-K for fiscal year ended 2012, are also available on the Company’s website at www.pall.com/annualreport

Proposals Requiring Your Vote	25
Proposal 1: Election of Directors	25
Information Regarding Nominees	25
Proposal 2: Ratification of the Appointment of KPMG LLP as the Company’s Independent
Registered Public Accounting Firm for Fiscal Year 2013	32
Audit and Non-Audit Fees	32
Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services	33
Audit Committee Report	33
Proposal 3: Approval of the Amendments to the Company’s By-Laws	35
Proposal 4: Approval, on an Advisory Basis, of the Compensation of the Company’s
Named Executive Officers	36

Executive Compensation	37
Compensation Discussion and Analysis	37
Executive Summary	37
Say-on-Pay Vote	37
Pay for Performance Philosophy and Principles	38
Compensation Principles	38
Compensation Practices and Risk Management	39
Peer Group Review	40
Role of Compensation Consultant	40
Compensation Framework	42
Elements of Executive Compensation	42
Pay Mix Aligned to Company Performance	43
Individual Performance	44
Fiscal Year 2012 Goals and Objectives	44
Long-Term and Short-Term Incentives	45
Executive Incentive Bonus	45
2012 Annual Incentive Targets	46
Equity-Based Compensation	47
2012 Stock Plan	47
Restricted Stock Units	47
Stock Options	47
Management Stock Purchase Plan	48
Common Stock Ownership Guidelines	48
NEO Compensation Actions in 2012	48
2012 Annual Base Salaries	48

2012 Annual Short-Term Incentive Awards	48
2012 Annual Long-Term Incentive Awards	49
Fiscal Year 2012 Annual Compensation and Market Percentiles	49
Recent Committee Actions	50
Post Fiscal Year 2012 Actions	51
Performance-Based Equity Awards	51
Defined Contribution Retirement Plan	51
Employment Agreements	51
Kingsley Employment Agreement	51
Other Employment Agreements	53
Krasnoff Employment Agreement	54
Benefit Plans	55
Cash Balance Pension Plan	55
Supplementary Pension Plan	56
Supplementary Profit-Sharing Plan	57
Versorgungsordnung 2005	58
Versorgungsordnung 2006	59
Switzerland Pillar 2 Plan	60
UK Money Purchase Agreement	60
Perquisites	61
Welfare Benefits	61
Taxes	61
Compensation Committee Report	62
Compensation Committee Interlocks and Insider Participation	62

Compensation Tables	63
Summary Compensation Table	63
Grants of Plan-Based Awards for Fiscal Year 2012	65
Outstanding Equity Awards at End of Fiscal Year 2012	66
Stock Option Exercises and Stock Vested for Fiscal Year 2012	67
Pension Benefits for Fiscal Year 2012	68
Non-Qualified Deferred Compensation for Fiscal Year 2012	69
Potential Payments Upon Termination or Change in Control	69

Equity Compensation Plans	72

Shareholder Proposals for 2013 Annual Meeting of Shareholders	73
Requirements for Shareholder Proposals to be Considered
for Inclusion in the Company’s Proxy Materials	73
Requirements for Shareholder Proposals to be Brought Before
the Annual Meeting	73

Appendix A – Pall Corporation By-Laws	A-1

Appendix B – Reconciliation of Non-GAAP Financial Measures	B-1

Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pall Corporation, a New York corporation, of proxies to be voted at Pall’s 2012 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The meeting will be held on Wednesday, December 12, 2012, at 11:00 a.m., Eastern Standard Time, at Pall’s corporate headquarters (25 Harbor Park Drive, Port Washington, New York 11050).

The proxy materials are being mailed to shareholders starting on or about November 12, 2012.

Do I need a ticket to attend the annual meeting?

Yes, to enter the annual meeting you will need an admission ticket or proof of ownership of Pall stock. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are registered in your name and you received proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Submit” button at the bottom of the screen that provides a summary of your vote. Then click “To print an Admission Ticket for the meeting” on the next screen to print your ticket.

If your shares are held beneficially in the name of a bank, broker or other nominee, you must present proof of your ownership of Pall common stock, such as your most recent bank or brokerage account statement, to be admitted to the meeting.

Shareholders also must present a form of personal photo identification (such as a valid driver’s license or passport) in order to be admitted to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Who is entitled to vote at the annual meeting?

Holders of Pall’s common stock at the close of business on October 23, 2012 are entitled to receive the Notice of Annual Meeting and to vote their shares at the meeting. As of that date, there were 113,620,270 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with Pall’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Pall.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the “beneficial owner” with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by using the voting instruction form or by following their instructions for voting by telephone or on the internet.

How do I vote?

Shareholders of record may vote using any of the following methods:

  By mail

Complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid return envelope.

The shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver your proxy card but mark no instructions on it, the shares represented by your proxy will be voted by the persons named in the proxy card as recommended by the Board of Directors.

  By telephone or on the internet

Telephone and internet voting instructions are provided on the proxy card.

  In person at the annual meeting

Shareholders who attend the annual meeting may vote in person at the meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If your shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and internet voting will depend on the nominee’s voting processes. Beneficial owners may also vote in person at the meeting. To vote in person, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot.

Can I change my vote?

Yes. Shareholders have the right to change or revoke their proxies at any time before a vote is taken at the meeting by:

  notifying the Corporate Secretary of the Company in writing at the Company’s corporate headquarters (25 Harbor Park Drive, Port Washington, New York 11050);

  executing a new proxy card bearing a later date or by voting by telephone or on the internet on a later date; or

  attending the meeting and voting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker or other nominee.

What is “householding” and how does it affect me?

Under this practice, Pall delivers only one copy of the proxy materials to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Householding reduces duplicate mailings, saves paper and reduces printing costs. If any shareholder of record residing at a shared address wishes to receive an individual copy of the materials or if you are receiving multiple copies of Pall’s proxy materials and would like to enroll in this service, please contact Computershare by calling 1-800-456-1169, or inform them in writing at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Can I access the proxy materials and the 2012 Annual Report on the internet?

A copy of Pall’s 2012 Annual Report, which includes the Company’s Annual Report on Form 10-K for fiscal year 2012, is being furnished with this proxy statement. To alter your preferences for future Company mailings (including proxy materials), please contact Pall Investor Relations at 1-800-645-6532 or send your request to Pall Investor Relations at Pall’s corporate headquarters (25 Harbor Park Drive, Port Washington, New York 11050). We reserve the right to charge a reasonable fee for exhibits.

Pall’s 2012 Annual Report on Form 10-K and this proxy statement are available on Pall’s website, at www.pall.com/annualreport, can be requested (without charge) from the Company via telephone at 1-800-645-6532, and are also available on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

How can I receive future annual meeting materials electronically?

Shareholders can help us reduce printing and mailing costs by opting to receive future proxy materials by visiting the Computershare website electronically. Shareholders of record may enroll in the electronic proxy delivery service at any time at www.computershare-na.com/green. Beneficial owners should contact their broker, bank or nominee regarding the availability of this service.

What is a broker non-vote?

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of beneficial owners who have not furnished voting instructions. These are called “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from the beneficial owner. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items results in “broker non-votes.”

What is a quorum for the annual meeting?

A quorum is required in order to hold a valid meeting. The holders of a majority of the shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy received via mail, telephone or the internet, will constitute a quorum at the meeting.

Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker	Effect of Abstentions
Discretionary
Voting Allowed
Election of directors	Majority of votes cast	No	No effect
Ratification of KPMG	Majority of shares	Yes	Count as a vote “against”
	present and entitled to		proposal
vote
Approval of amendments	Majority of shares	No	Count as a vote “against”
to by-laws	present and entitled to		proposal
vote
Approval, on an advisory	Majority of shares	No	Count as a vote “against”
basis, of the compensation	present and entitled to		proposal
of the named executive	vote
officers

Pursuant to Pall’s by-laws, in any uncontested election of directors, a nominee will be elected by the affirmative vote of the majority of votes cast with respect to such nominee by shareholders represented and entitled to vote at the meeting. A “majority of votes cast” means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee.

How will my shares be voted at the annual meeting?

At the meeting, the persons indicated on your proxy card or voting instruction form will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like your shares voted, your shares will be voted as the Board of Directors recommends, which is:

  FOR the election of each of the director nominees named in this proxy statement

  FOR the ratification of the appointment of KPMG as Pall’s independent registered public accounting firm for the 2013 fiscal year

  FOR the approval of the amendments to Pall’s by-laws

  FOR the approval, on an advisory basis, of the compensation of Pall’s named executive officers

Could other matters be decided at the annual meeting?

The Board of Directors is not aware of any other matters to be presented for action at the meeting, but if other matters are properly brought before the meeting, shares represented by properly completed proxies will be voted in accordance with the judgment of the persons named as proxies.

Who will count the votes?

Representatives of Pall’s transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results?

We will disclose the final results of the voting in a Current Report on Form 8-K filed with the SEC within four business days of the annual meeting.

Who will pay for the cost of this proxy solicitation?

Pall will pay the cost of soliciting proxies on behalf of the Board of Directors. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by the firm of Morrow & Co., LLC (“Morrow”), which has been retained for this purpose by the Company. Morrow will be paid a fee for its services not to exceed $8,000, plus reasonable out-of-pocket expenses estimated at $3,000.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

The Board has adopted a policy that provides the framework for the governance of the Company and contains general principles regarding the function of the Board and the Board committees. The Board reviews the policy and other aspects of Pall’s governance on an annual basis. The corporate governance policy is available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure in order to provide independent oversight of management and a highly-engaged and functioning board. Pall’s corporate governance policy grants the Board the flexibility to select the appropriate leadership structure of the Company. In determining such structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board and the best interests of Pall’s shareholders. In March 2011, the Board decided to separate the positions of Chairman of the Board and Chief Executive Officer in connection with the retirement of the Company’s former Chairman and Chief Executive Officer. Ronald Hoffman has served as Chairman since the separation of the positions in March 2011, and Lawrence Kingsley has served as Pall’s President and Chief Executive Officer since October 2011. The Board believes this leadership structure is appropriate for the Company at this time because it allows Pall’s Chief Executive Officer to focus his time and attention on the management of the Company’s day-to-day operations and permits the Chairman to focus on the Board’s oversight responsibilities.

Meetings of the Board of Directors

Directors are expected to participate in all meetings of the Board and each committee on which they serve. In fiscal year 2012, the Board held seven meetings. No incumbent director attended less than 90% of the total number of meetings of the Board and relevant committees on which such director served while the director was a member of the Board and such committees. Although the Company does not have a formal policy with respect to director attendance at Pall’s annual meetings of shareholders, all directors are expected to attend, and all of Pall’s directors then in office attended the 2011 Annual Meeting of Shareholders.

Pall’s non-management directors meet at regularly scheduled executive sessions, without any employee directors or members of management present. During fiscal year 2012, the non-management directors met in executive session four times. As all of Pall’s non-management directors are also independent, separate independent director meetings were not held in fiscal year 2012. Mr. Hoffman, as Chairman of the Board, served as the Chair for all of the non-management director meetings held in fiscal year 2012.

Each non-employee director has full access to the Company’s management.

Communication with the Board

Shareholders or other interested parties who wish to communicate with the Board as a group, the non-management directors as a group, or any individual director, including the Chairman of the Board, may mail correspondence to the Corporate Secretary at Pall Corporation, 25 Harbor Park Drive, Port

Washington, New York 11050. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients.

Director Independence

Pall’s corporate governance policy provides for director independence standards consistent with those of the NYSE. These standards require the Board to affirmatively determine that each independent director has no material relationship with the Company other than as a director or shareholder. The Board has adopted director independence standards for its evaluation of the materiality of director relationships with the Company. The Board considers relationships involving directors and their immediate family members that may implicate any of these standards or the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by the directors and inquiries of other relevant parties.

The relationships reviewed by the Board as part of its independence determinations consisted principally of donations Pall made to not-for-profit organizations, including educational and health organizations (such as hospitals and laboratories) with which Board members were affiliated by service as employees, directors or trustees. The Board also reviewed commercial relationships between the Company and directors or their immediate family members and organizations with which directors or their immediate family members were affiliated by service as outside directors (Mss. Grisé and Plourde), executive officers (Dr. Alving and Mr. Owens), or trustees (Mr. Travaglianti). The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under Pall’s director independence standards or under applicable law and listing standards.

The Board has determined that the following current directors have no material relationship with the Company, and, therefore, are independent: Dr. Amy E. Alving, Daniel J. Carroll, Jr., Robert B. Coutts, Cheryl W. Grisé, Ronald L. Hoffman, Dennis N. Longstreet, B. Craig Owens, Katharine L. Plourde, Dr. Edward L. Snyder and Edward Travaglianti. In addition, the Board has determined that the following director nominees have no material relationship with the Company and, therefore, are independent: Mark E. Goldstein and Bret W. Wise.

All members of the audit committee, the compensation committee and the nominating/governance committee are independent directors under the NYSE listing standards and Pall’s director independence standards. Pall’s director independence standards are available in the corporate governance policy on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Codes of Conduct

The Company has adopted codes of conduct that apply to every employee and to the directors. These codes are designed to ensure that Pall’s business is conducted in a consistently legal and ethical manner. The codes consist of employee codes of conduct, a financial code of ethics and a directors’ code of business conduct and ethics. The Company will disclose any amendments to, or waivers from, the codes applicable to Pall’s executive officers and directors on its website at www.pall.com/policies in accordance with applicable law and NYSE rules.

Board Oversight of Risk

The Board’s role in risk oversight is consistent with Pall’s leadership structure, with management having the day-to-day responsibility for assessing and managing risk and the Board and its committees providing oversight with respect to these efforts, with particular focus on the most significant risks facing the Company. The Board fulfills its responsibilities through periodic reviews of the Company’s strategies and business plans and review of specific risks as needed. In addition, the Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s area of responsibility. For example, the audit committee oversees Pall’s risk policies and processes related to the Company’s financial statements, the financial reporting process, accounting, internal control, information technology and legal and compliance matters. The compensation committee reviews and discusses with management the risks associated with Pall’s compensation structure and benefit plan administration to ensure that such structure and administration is aligned with Pall’s risk profile. The Board is kept informed of its committees’ oversight of significant risk exposures, including management’s initiatives to address such risk exposures, through regular reports by committee chairs.

In addition, the Company has adopted an Enterprise Risk Management Program (the “ERM Program”) which enables it to develop and implement a systematic process of identifying and managing risks it faces. The ERM Program is intended as a tool to minimize exposure to loss, ensure that risk is within acceptable limits and assist in identifying opportunities that fit the Company’s risk profile. A steering committee, chaired by the Chief Executive Officer and comprised of the executive management team and the Director of Risk Management, oversees the ERM Program.

During fiscal year 2012, the Board changed the oversight responsibility of the ERM Program from the nominating/governance committee to the audit committee with respect to business continuity risk and to the Board with respect to Pall’s strategic risk.

Identifying and Evaluating Nominees for Directors

The nominating/governance committee is responsible for recruiting and recommending director candidates to the Board. The committee considers candidates suggested by other directors, executive management and shareholders, and may, at the Company’s expense, retain the assistance of search firms and other advisors.

In its assessment of each potential candidate, the nominating/governance committee will review (a) such person’s judgment, experience, independence and understanding of the Company’s business, (b) the range of talent and experience already represented on the Board, and (c) such other factors that the nominating/governance committee determines are pertinent in light of the current needs of the Company. The committee will also take into account the ability of such person to devote the time and effort necessary to fulfill his or her responsibility as a director of Pall. Candidates with appropriate qualifications are interviewed, typically by the Chairman of the Board, the Chief Executive Officer, the members of the nominating/governance committee and other available directors.

Although Pall does not have a formal diversity policy applicable to the Board, in accordance with the criteria for director selection (set out in Appendix 1 of the nominating/governance committee’s charter), diversity of race, ethnicity, gender, professional experience, education and skill among the directors are factors in identifying and evaluating nominees for Board membership.

Shareholders who wish to recommend a director nominee should follow the procedures described in Section 2.07 of Pall’s by-laws and Appendix 2 of the nominating/governance committee’s charter. Both documents are available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Board and Committee Information

BOARD COMMITTEES

The Board has an audit committee, a compensation committee, an executive committee and a nominating/governance committee. The Board has adopted a written charter for each of these committees available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under Pall’s corporate governance policy, each committee may retain consultants to assist in carrying out its responsibilities.

The table below provides information regarding membership of each Board committee and meetings held during fiscal year 2012.

Director*	Audit	Compensation	Executive	Nominating/
Governance
Dr. Amy E. Alving				✓
Daniel J. Carroll, Jr. (1)	✓	✓
Robert B. Coutts (2)		✓		✓
Cheryl W. Grisé	✓	Chair
Ronald L. Hoffman (3)		✓	Chair
Lawrence D. Kingsley (4)			✓
Dennis N. Longstreet (5)		✓	✓	✓
Dr. Edwin W. Martin, Jr. (6)		✓	✓
B. Craig Owens (7)	✓
Katharine L. Plourde	✓			Chair
Dr. Edward L. Snyder(1)				✓
Edward Travaglianti (8)	Chair		✓
Number of meetings	9	8	1	4

*	All directors were determined to be independent except Mr. Kingsley.

(1)	Retiring from the Board effective as of the annual meeting on December 12, 2012.

(2)	Served on the nominating/governance committee until June 1, 2012.

(3)	Appointed to the compensation committee effective January 19, 2012.

(4)	Appointed to the executive committee on December 14, 2011.

(5)	Served on the compensation committee until June 1, 2012.

(6)	Served on the compensation and executive committees until his retirement on December 14, 2011.

(7)	Appointed to the audit committee on January 19, 2012.

(8)	Appointed to the executive committee on December 14, 2011.

THE AUDIT COMMITTEE

The audit committee assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal controls over financial reporting, the adequacy of information technology and systems, the performance of the internal audit function and the annual independent audit of the financial statements. The committee also oversees the Company’s compliance and ethics program. In addition, the audit committee is directly responsible for the selection, retention, termination and oversight of the Company’s independent registered public accounting firm.

Each member of the audit committee meets the independence requirements of the NYSE, the SEC and the Company’s corporate governance policy. The Board has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the SEC.

THE COMPENSATION COMMITTEE

The compensation committee determines and oversees the execution of the Company’s executive compensation program. The committee has the responsibility to review and approve the goals and objectives of executive officers, as well as the elements of their compensation. The compensation committee evaluates and approves compensation plans, policies and programs for executive officers in which they participate, including any employment contracts, bonus plans and equity plans.

In addition, the compensation committee has sole authority to retain and terminate executive compensation consultants. The compensation committee has engaged Towers Watson, on an annual basis, as its independent compensation consultant. Please see “Compensation Discussion and Analysis” – “Role of Compensation Consultant” for more information.

The compensation committee also has the responsibility to review and make recommendations to the Board with respect to the compensation of the Board and its committees (including fees and equity awards) every two years. In connection with its responsibility to review director compensation, the compensation committee engaged Hewitt Associates (“Hewitt”) in fiscal year 2012 to assess its market competitiveness with respect to Board compensation. In addition, the committee consulted with Hewitt in connection with the recruitment and compensation analysis for the position of Chief Executive Officer.

Each member of the compensation committee meets the independence requirements of the NYSE and the Company’s corporate governance policy.

THE EXECUTIVE COMMITTEE

The executive committee has the authority to act on most Board matters during the intervals between meetings of the full Board, except those matters that by law may not be delegated. The executive committee meets as necessary and all actions by the committee are reported at the next Board meeting.

THE NOMINATING/GOVERNANCE COMMITTEE

The nominating/governance committee develops policy on the size and composition of the Board, criteria for director nomination, and procedures for the nomination process. The committee identifies and recommends candidates for election to the Board. The committee also reviews and makes recommendations to the Board and/or management with respect to corporate governance issues and management succession plans.

Each member of the nominating/governance committee meets the independence requirements of the NYSE and the Company’s corporate governance policy.

COMPENSATION OF DIRECTORS

The Company’s non-employee directors receive both cash compensation and equity compensation. Each of these components is described below. The compensation of the Company’s non-employee directors for fiscal year 2012 is shown in the “2012 Director Compensation Table” below. As President and Chief Executive Officer, Mr. Kingsley did not receive any compensation for his service as a director during fiscal year 2012.

Non-Employee Director Compensation

Compensation for the Company’s non-employee directors during fiscal year 2012 consisted of the following:

  an annual retainer of $55,000.

  an annual equity grant of award units equal to $120,000 under the Pall Corporation 2012 Stock Compensation Plan (the “2012 Stock Plan”) to each director and an initial equity grant of award units equal to $100,000 to each individual elected as a director at an annual meeting for the first time. The value of the award units is based on the average high and low price of Pall’s common stock over a five-day period, up to and including the grant date. The units are payable when the director leaves the Board, except upon removal for cause, in shares of Pall common stock on a one-for-one basis.

In addition, non-employee directors received the following retainers in fiscal year 2012:

  Audit Committee: Chair - $25,000; Member - $14,000

  Compensation Committee: Chair - $15,000; Member - $7,500

  Executive Committee: Chair - $15,000; Member - $7,500

  Nominating/Governance Committee: Chair - $15,000; Member - $7,500

  Chairman of the Board: $55,000

The cash retainers are prorated in the case of directors serving partial periods on the Board or a committee.

Effective for fiscal year 2013, the Board, on the recommendation of the compensation committee and based on a study of the Company’s peers and market trends, increased the value of the annual equity grant from $120,000 to $130,000. Directors may receive shares of Pall common stock at the time the annual equity grant is made or defer the distribution until (i) a date selected by the director, (ii) termination of his or her directorship, or (iii) the earlier of the date selected by the director or termination of his or her directorship. The directors are able to designate whether they would like to receive their deferred units in a single lump sum or in up to five annual installments.

DIRECTORS’ FEE DEFERRALS

Non-employee directors may defer 100% of their cash fees under the 2012 Stock Plan until they cease to be members of the Board for any reason. Deferred fees are credited to the directors as units, with each unit representing one share of Pall’s common stock. On the day that cash fees are paid to the directors, a director participating in the deferral program is credited with a number of units equal to the amount of cash fees payable to such director on that date, divided by the closing price of one share of Pall’s common stock. Dividends are credited as additional units. Upon leaving the Board, a participating director receives shares of common stock equal to the number of whole units credited to such director’s account in either a lump sum or in five equal annual installments, as elected by the director prior to his or her deferral. Any fractional unit is paid in cash. During fiscal year 2012, one director, Robert B. Coutts, participated in the deferral program.

2012 DIRECTOR COMPENSATION TABLE

The following table shows the compensation of non-employee directors for fiscal year 2012. The Company also reimburses the directors for reasonable expenses incurred in connection with their duties as directors; such amounts are de minimis and are not included as compensation in the table below.

Name	Fees Earned or	Stock	Total
	Paid in Cash	Awards(1)(2)
	($)	($)	($)
Dr. Amy E. Alving	62,500	122,541	185,041
Daniel J. Carroll, Jr	76,500	122,541	199,041
Robert B. Coutts	66,875 (3)	122,541	189,416
Cheryl W. Grisé	91,500	122,541	214,041
Ronald L. Hoffman	114,375	122,541	236,916
Dennis N. Longstreet	75,000	122,541	197,541
Edwin W. Martin, Jr	35,000	—	35,000
B. Craig Owens	44,834	222,785	267,619
Katharine L. Plourde	91,500	122,541	214,041
Dr. Edward L. Snyder	62,500	122,541	185,041
Edward Travaglianti	99,000	122,541	221,541

(1)	Reflects the grant date fair value, calculated in accordance with United States (“U.S.”) generally accepted accounting principles, of annual award stock units granted in fiscal year 2012 by the Company under its 2005 Stock Compensation Plan and 2012 Stock Plan. For additional information regarding the assumptions made in calculating these amounts, see Note 15, Common Stock, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal year 2012.

(2)	The number of restricted stock units (“RSUs”) held by each non-employee director at the end of fiscal year 2012 is as follows: Dr. Alving—5,607; Mr. Carroll—19,339; Mr. Coutts—9,011; Ms. Grisé—15,446; Mr. Hoffman—13,555; Mr. Longstreet—17,377; Mr. Owens—3,919; Ms. Plourde—19,339; Dr. Snyder—16,284; and Mr. Travaglianti—19,339.

(3)	All of the cash fees earned by Mr. Coutts from August 1, 2011 to July 31, 2012 were used to purchase units under the 2012 Stock Plan. As of the end of fiscal year 2012, Mr. Coutts held 1,804 units.

Termination of Director Option Plan

Prior to December 14, 2011, non-management directors who were elected at an annual meeting of shareholders for the first time received, on the meeting date, a grant of options to purchase 3,000 shares of Pall’s common stock pursuant to the 2001 Stock Option Plan for Non-Employee Directors (the “Director Stock Option Plan”). The exercise price of the options was the arithmetic mean of the highest and lowest sales price of a share of common stock on the date of grant. Each option had a term of seven years and became exercisable in four equal installments on each of the first four anniversaries of the grant date. Effective December 14, 2011, the Director Stock Option Plan was terminated. Therefore, the 2012 Director Compensation Table does not include any option awards.

The table below sets forth the number of stock options held by each non-employee director at the end of fiscal year 2012. As Mr. Owens joined the Board after termination of the plan, he did not receive any options and, therefore, is not included in the table.

Director	Number of Stock Options
Dr. Amy E. Alving	3,000
Daniel J. Carroll, Jr.	16,500
Robert B. Coutts	3,000
Cheryl W. Grisé	6,000
Ronald L. Hoffman	3,000
Dennis N. Longstreet	9,000
Katharine L. Plourde	16,500
Dr. Edward L. Snyder	6,000
Edward Travaglianti	6,000

Director Stock Ownership Guidelines

To encourage ownership of Pall’s common stock and to further align the directors’ interests with those of Pall’s shareholders, the Board established director stock ownership guidelines. The guidelines require each non-employee director to own Pall common stock equivalent in value to five times such director’s annual cash retainer (“ownership level”) within five years from the time a director is first appointed or elected to the Board. Adherence to the guidelines is measured on the first trading day of the Company’s fiscal year based on the director’s annual cash retainer in effect, and the closing price of Pall’s common stock on that day. Once a non-employee director reaches the ownership level, he or she will not be considered to fall out of compliance solely due to subsequent stock price declines. Shares owned (or beneficially owned) and unvested restricted stock units (“RSUs”) are counted towards reaching the ownership level. In addition, the Board recommends that each director purchase 1,000 shares of Company common stock by the second anniversary of the director’s first election date to the Board.

As of August 1, 2012, each non-employee director has met his or her ownership level or is in a grace period due to the date on which he or she was appointed or elected to the Board.

Securities Ownership

The table below sets forth information with respect to the beneficial ownership of common stock and units, by (a) each current director and director nominee, (b) each executive officer included in the Summary Compensation Table below, and (c) all current directors, director nominees and executive officers as a group, all as of October 5, 2012, except as noted below. In each case, (a) except as otherwise indicated in the notes to the table, the shares are owned directly by the named individual, with sole voting and dispositive power, and (b) the RSUs are owned directly by the named individual, but cannot be voted or disposed of by them.

Name of Beneficial Owner	Common Shares
	Number of	Percent of	Units (3)
	Shares (1)	Class (2)
Dr. Amy E. Alving	2,250	—	5,628
Yves Baratelli	36,029	—	18,789
Daniel J. Carroll, Jr.	26,500	—	19,412
Ruby Chandy	0	—	9,185
Robert B. Coutts	1,000	—	11,131	(4)
Mark E. Goldstein	0	—	0
Cheryl W. Grisé	7,000	—	15,504
Ronald L. Hoffman	4,000	—	13,606
Lawrence D. Kingsley	119,200	—	288,658
Eric Krasnoff (5)	482,037 (6)	—	223,356	(7)
Robert G. Kuhbach (8)	0	—	0
Dennis N. Longstreet	11,800	—	17,442
Lisa McDermott	91,962	—	69,718
B. Craig Owens	0	—	3,934
Wolfgang Platz	17,202	—	11,735
Katharine L. Plourde	17,500	—	19,412
Dr. Edward L. Snyder	7,000	—	16,345
Edward Travaglianti	13,620	—	19,412
Bret W. Wise	0	—	0
All directors, director nominees and executive
officers of the Company as a group	860,867	0.76%	835,127
(26 people)

(1)	Includes shares covered by stock options currently exercisable or becoming exercisable within 60 days of October 5, 2012 as follows: Dr. Alving—750 shares; Mr. Baratelli—11,411 shares; Mr. Carroll—16,500 shares; Ms. Grisé—6,000 shares; Mr. Hoffman—3,000 shares; Mr. Kingsley—119,200 shares; Mr. Krasnoff—355,607 shares; Mr. Longstreet—9,000 shares; Ms. McDermott—57,148 shares; Mr. Platz—10,780 shares; Ms. Plourde—16,500 shares; Dr. Snyder—6,000 shares; Mr. Travaglianti—6,000 shares; and the current directors, director nominees and executive officers of the Company as a group (26 people)—625,007 shares. The following individuals do not have any stock options currently exercisable or becoming exercisable within 60 days of October 5, 2012: Ms. Chandy, Mr. Coutts, Mr. Goldstein, Mr. Kuhbach, Mr. Owens and Mr. Wise. With respect to Mr. Krasnoff, includes 6,989 shares covered by options owned by his spouse. Mr. Krasnoff disclaims beneficial ownership of such shares.

(2)	Percentages are shown only for shareholders owning at least one percent of the class.

(3)	With respect to executives, each restricted unit or RSU is converted, when it vests, into one share of common stock unless the holder elects to defer conversion, as permitted by the Management Stock Purchase Plan (“MSPP”), the 2005 Stock Compensation Plan (“2005 Stock Plan”) and the 2012 Stock Plan. With respect to each non-employee director, each unit is converted into one share of common stock upon the director’s termination of Board membership for any reason other than removal for cause.

(4)	Includes 2,086 units and related dividends under the director fee deferral program. Each unit is converted into one share of common stock upon the director leaving the Board.

(5)	Mr. Krasnoff was the President and Chief Executive Officer of the Company for part of fiscal year 2012.

(6)	Includes 7,766 shares owned by trusts established for the benefit of Mr. Krasnoff’s children. Mr. Krasnoff serves as the trustee under these trusts and, as such, has sole voting and dispositive power with respect to the shares owned by the trusts. Includes 53,000 shares owned by Mr. Krasnoff’s mother; Mr. Krasnoff has power of attorney over such shares. In addition, Mr. Krasnoff’s spouse holds 5,227 shares which are also included. Mr. Krasnoff disclaims all voting or dispositive power with respect to the shares owned by his spouse.

(7)	Includes 17,297 restricted units and RSUs under the MSPP and the 2005 Stock Plan held by Mr. Krasnoff’s spouse. Mr. Krasnoff disclaims beneficial ownership of such units.

(8)	Mr. Kuhbach served as an executive officer for part of fiscal year 2012.

Beneficial Ownership

The table below sets forth information with respect to each shareholder who, to Pall’s knowledge, is the beneficial owner of more than 5% of Pall’s outstanding shares of common stock as of October 5, 2012.

Name of Beneficial Owner	Common Shares
	Number of Shares		Percent of Class (1)
T. Rowe Price Associates, Inc.	11,066,125	(2)	9.7%
100 E. Pratt Street
Baltimore, Maryland 21202
ClearBridge Advisors, LLC	7,185,279	(3)	6.3%
620 8th Avenue
New York, New York 10018
The Vanguard Group	6,161,641	(4)	5.4%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)	Percentage of class is based on the 113,605,074 shares outstanding on October 5, 2012.

(2)	In a Schedule 13G filed with the SEC on February 14, 2012, T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported beneficial ownership of 11,066,125 shares. T. Rowe Price reported sole power to vote or direct the voting of 3,058,683 shares and sole power to dispose or to direct the disposition of 11,066,125 shares.

(3)	In an amended Schedule 13G filed with the SEC on February 14, 2012, ClearBridge Advisors, LLC (“ClearBridge”) reported beneficial ownership of 7,185,279 shares. ClearBridge reported sole power to vote or direct the voting of 5,958,694 shares and sole power to dispose or to direct the disposition of 7,185,279 shares.

(4)	In an amended Schedule 13G filed with the SEC on February 9, 2012, The Vanguard Group (“Vanguard”) reported beneficial ownership of 6,161,641 shares. Vanguard reported sole power to vote or direct the voting of 162,324 shares, sole power to dispose or to direct the disposition of 5,999,317 shares and shared power to dispose or to direct the disposition of 162,324 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and persons who own more than 10% of Pall’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to: (a) file reports of their ownership and changes in ownership of Pall’s equity securities with the SEC and the NYSE, and (b) furnish the Company with copies of the reports. Personnel of the Company generally prepare these reports for directors and executive officers on the basis of information obtained from each director and executive officer. Based on such information, we believe all reports that were required by Section 16(a) to be filed during fiscal year 2012 were timely filed except that administrative errors led to the late filing of a Form 3 for Mr. Owens to report his initial ownership of Pall’s securities.

Policies and Procedures for Related Person Transactions

The Board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves Pall’s Board members, director nominees, executive officers, beneficial owners of more than 5% of Pall’s common stock, the immediate family members of any of the foregoing individuals, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. The Company refers to these as “related person transactions” and to the persons or entities involved as “related persons.”

The Board has adopted a written policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of Pall’s compliance program. In addition, directors and executive officers must confirm periodically information about related person transactions, and management reviews its books and records on a regular basis and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the Board’s policy, the audit committee receives information pertaining to each related person transaction that is required to be disclosed by Item 404 of Regulation S-K and evaluates those related person transactions involving $120,000 or more for purposes of recommending to the disinterested members of the Board that such transactions are fair, reasonable and within Company policies and practices and should be approved or ratified.

The Board has pre-approved certain types of potential related person transactions as not presenting material conflicts of interest. Those transactions include (a) compensation paid to directors and executive officers that were approved by the Board or the compensation committee, as applicable, (b) certain Company charitable contributions made in limited amounts to charitable or not-for-profit organizations and otherwise in accordance with Company policy on charitable contributions, and (c) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The audit committee considers the appropriateness of any related person transaction not within these pre-approved classes in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

  the benefits of the transaction to the Company,

  the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business,

  the direct or indirect nature of the related person’s interest in the transaction,

  the size and expected term of the transaction, and

  other facts and circumstances that bear on the materiality of the related person transaction and any conditions to or requirements for approval under applicable law and listing standards.

Related person transactions involving directors are also subject to Board approval or ratification when so required under New York law.

Related Person Transactions

During fiscal year 2012, Roberto Perez, the Company’s former Chief Operating Officer, had outstanding indebtedness to the Company in the amount of $207,000 in connection with his relocation. No principal has been repaid on Mr. Perez’s indebtedness subsequent to July 31, 2007. Pursuant to law, interest was imputed to Mr. Perez in an amount equivalent to a per annum rate of 1.05% and deemed compensation to him. This loan was granted prior to the enactment of the Sarbanes-Oxley Act of 2002. Pursuant to an agreement between the Company and Mr. Perez, the loan will be repaid during fiscal year 2013.

Legal Proceedings

On October 5, 2007, two plaintiffs filed identical derivative lawsuits in New York Supreme Court, Nassau County, relating to the Company’s understatement of certain of its U.S. income tax payments and of its provision for income taxes in certain prior periods as described in Note 2, Audit Committee Inquiry and Restatement to the consolidated financial statements included in the 2007 Form 10-K. These actions purported to bring claims on behalf of the Company based on allegations that certain current and former directors and officers of the Company breached their fiduciary duties by failing to evaluate and otherwise inform themselves about the Company’s internal controls and financial reporting systems and procedures. In addition, plaintiffs alleged that certain officers of the Company were unjustly enriched as a result of the Company’s inaccurate financial results over fiscal years 1999-2006 and the first three quarters of fiscal year 2007. The complaints sought unspecified compensatory damages on behalf of the Company, disgorgement of defendants’ salaries, bonuses, stock grants and stock options, equitable relief and costs and expenses. The Company, acting in its capacity as nominal defendant, moved to dismiss the complaints for failure to make a demand upon the Company’s Board of Directors, which motions were granted on April 30 and May 2, 2008. On September 19, 2008, the same two plaintiffs filed a derivative lawsuit in New York Supreme Court, Nassau County, which was served on the Company on September 26, 2008 (the “Saxton Derivative”). This action purports to bring claims on behalf of the Company based on allegations that certain current and former directors and officers of the Company breached their fiduciary duties and were unjustly enriched in connection with the tax matter. In addition, the plaintiffs allege that the Board’s refusal of their demand to commence an action against the defendants was not made in good faith. The plaintiffs and the Company agreed to stay this proceeding pending resolution of the Company’s motion to dismiss in the federal securities class action lawsuit related to the tax matter after which resolution, the plaintiffs and the Company would agree to confer about a schedule for the defendants’ time to answer or otherwise respond to the complaint.

On September 21, 2009, the United States District Court for the Eastern District of New York denied the Company’s motion to dismiss the consolidated amended complaint in the federal securities class action lawsuit. The Company subsequently moved for certification for interlocutory appeal in the federal securities class action lawsuit, which the Court denied. As a result, the Saxton Derivative is no longer stayed.

On November 13, 2008, a shareholder filed a derivative lawsuit in New York Supreme Court, Nassau County, against certain current and former directors and officers of the Company, and against the Company, as nominal defendant, which was served on the Company on December 4, 2008 (the

“Hoadley Derivative”). The Hoadley Derivative action purports to bring similar claims as the Saxton Derivative. The plaintiffs and the Company agreed to an identical stay as in the Saxton Derivative, and like the Saxton Derivative, the Hoadley Derivative is no longer stayed.

On January 28, 2011, an additional shareholder filed a derivative lawsuit in New York Supreme Court, Nassau County, against certain current and former directors and officers of the Company, and against the Company as nominal defendant (the “Nadoff Derivative”). The action purports to bring claims on behalf of the Company similar to those alleged in the Saxton and Hoadley Derivative actions. The complaint seeks damages, together with various injunctive and declaratory relief. On March 30, 2011, the defendants moved to dismiss or, in the alternative, to stay the last-filed Nadoff derivative action. That motion has been adjourned.

Directors and Officers Insurance

The Company indemnifies its officers and directors to the fullest extent permitted by law. In addition, the Company and its officers and directors are insured under various insurance policies with respect to liabilities arising from their service as officers and directors. The Company pays the annual premium for each of these policies, which totaled $974,000 for fiscal year 2012 and totals $924,750 for fiscal year 2013.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Pall’s Board of Directors currently consists of 11 members, 10 of whom are non-employee directors. Except for Mr. Carroll and Dr. Snyder, who are retiring from the Board at the shareholders’ meeting, each current director is standing for re-election at the meeting. To fill Mr. Carroll’s and Dr. Snyder’s seats, Mark E. Goldstein and Bret W. Wise were brought to the nominating/governance committee’s attention by third-party search firms engaged by the Board to identify director nominees. The nominating/governance committee recommended and the Board nominated the following director nominees: Dr. Amy E. Alving, Robert B. Coutts, Mark E. Goldstein, Cheryl W. Grisé, Ronald L. Hoffman, Lawrence D. Kingsley, Dennis N. Longstreet, B. Craig Owens, Katharine L. Plourde, Edward Travaglianti and Bret W. Wise. The term of office of each person elected as a director will expire at the 2013 Annual Meeting of Shareholders or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Directors will be elected by the affirmative vote of the majority of the votes cast with respect to such nominee. A majority of votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” the nominee. Under Pall’s corporate governance policy, an incumbent nominee must tender an irrevocable resignation if the nominee does not receive a majority of the votes cast at the meeting. The nominating/governance committee will act on an expedited basis to determine whether to accept the nominee’s resignation and will submit such recommendation for prompt consideration by the Board. The nominating/governance committee and the Board may consider any factors they deem appropriate and relevant in deciding whether to accept a nominee’s resignation.

All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. If a nominee is unable or unwilling to serve at the time of the election, the persons named as proxies in the form of proxy shall have the right to vote according to their judgment for a substitute nominee unless the Board chooses to reduce the number of directors on the Board.

INFORMATION REGARDING NOMINEES

As described in “Governance of the Company – Identifying and Evaluating Nominees for Directors,” the Board has established certain criteria the Company nominees must meet in order to serve on the Board. The nominating/governance committee and the Board believe that each of the nominees below meets the established criteria. In addition, each nominee brings to the Board a unique and diverse background, particular expertise, knowledge and experience that provide the Board with the necessary and appropriate mix of skills, characteristics and attributes required for the Board to fulfill its responsibilities.

Set forth below is a brief biography of each nominee and additional information about the specific attributes, experience and skills considered by the nominating/governance committee and the Board as relevant to each nominee’s candidacy for director.

Dr. Amy E. Alving, age 50

Position, Principal Occupation, Business Experiences and Directorships:

Dr. Alving is the Chief Technology Officer and a Senior Vice President at Science Applications International Corporation (“SAIC”), an engineering and technology applications company. Prior to joining SAIC in 2005, she served as the Director of the Special Projects Office at the Defense Advanced Research Projects Agency where she was also a member of the Senior Executive Service. Earlier, Dr. Alving was a White House Fellow serving at the Department of Commerce. Dr. Alving has been a member of, or advisor to, the Army Science Board, the Naval Research Advisory Committee, the Defense Science Board and the National Academies Studies and is currently a member of the Georgia Tech Advisory Board and the Council on Foreign Relations. She has been a director of the Company since April 2010 and is a member of the nominating/governance committee.

Key Attributes, Experience and Skills:

Dr. Alving brings a unique blend of business, government and academic experience to the Board. Dr. Alving offers senior leadership, operations, strategic and policy experience to the Board. From her tenure at SAIC, Dr. Alving also brings to the Board valuable insight into the scientific and technical aspects of Pall’s business and, based on her engineering background, provides an in-depth understanding of, and valuable guidance to, the Industrial segment of Pall’s business.

Robert B. Coutts, age 62

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Coutts was Executive Vice President of Lockheed Martin, a large, diversified industrial, defense and aerospace company with international operations, from October 1998 until his retirement in April 2008. While serving in this capacity, he was elected Chairman of the Board of Sandia Corporation, a subsidiary of Lockheed Martin that manages Sandia National Laboratories for the U.S. Department of Energy’s Nuclear Security Administration. Prior to this, Mr. Coutts ran Lockheed Martin’s Electronic Systems business, was Executive Vice President of the Systems Integration business area, and President and Chief Operating Officer of the former Electronics Sector. Earlier in his career, Mr. Coutts was President of Martin Marietta Aero & Naval Systems and General Manager of the GE Aerospace Operations Division SYR/UTICA. Mr. Coutts serves on the board of Hovnanian Enterprises, Inc., Stanley Black & Decker and several not-for-profit organizations. He has been a director of the Company since 2009 and is a member of the compensation committee.

Key Attributes, Experience and Skills:

As a former Executive Vice President of Lockheed Martin responsible for the electronic systems business, with sales of over $11 billion and over 32,000 employees, Mr. Coutts has valuable senior leadership, management and regulatory experience. He possesses broad knowledge of the technology and aerospace fields, both of which are important to the Company’s business and particularly the Industrial segment. In addition, Mr. Coutts’ service on the board of two other public companies has served the Board well in evaluating current governance, compensation, and strategic issues facing public companies.

Mark E. Goldstein, age 56

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Goldstein is Executive Vice President and Chief Operating Officer of Actuant Corporation (“Actuant”), a NYSE listed diversified industrial company that designs and manufactures products and services for a variety of markets. Mr. Goldstein joined Actuant in 2001 as President of the Gardner Bender business and was promoted to Executive Vice President, Tools & Supplies in January 2003 before assuming his current position in 2007. Prior to joining Actuant, he held various executive positions of increasing responsibility during a 22-year career with The Stanley Works, most recently as President, North American Hand Tools and President, Door Systems. Mr. Goldstein is currently a member of the Simon School of Business Executive Advisory Committee and the University of Rochester Midwest Regional Cabinet. He does not currently serve on the Board.

Key Attributes, Experience and Skills:

As a result of his current role and his tenure at The Stanley Works, Mr. Goldstein brings senior leadership, mergers and acquisitions and management experience to the Board, as well as knowledge of industrial markets and experience in strategic planning. In addition, Mr. Goldstein has significant experience in industrial manufacturing operations across multiple sectors, a business format that is similar to Pall’s.

Cheryl W. Grisé, age 60

Position, Principal Occupation, Business Experiences and Directorships:

Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement in July 2007. Ms. Grisé also served in various senior management positions at Northeast Utilities since 1998, including President-Utility Group and Chief Executive Officer of all Northeast Utilities operating subsidiaries. Ms. Grisé was a director of Dana Corporation from December 2002 until February 1, 2008 and currently serves on the boards of MetLife, Inc., a global multi-line insurance carrier (where she is lead director), Pulte Group, Inc., a large commercial home builder, and ICF International, a technology, policy and management consulting firm. She is also a member of the board of the Kingswood-Oxford School. Ms. Grisé has been a director of the Company since August 2007. She is a member of the audit committee and the compensation committee, and has served as Chair of the compensation committee since August 2009.

Key Attributes, Experience and Skills:

Ms. Grisé brings to the Board senior leadership and extensive business, operating, finance, legal and policy experience acquired during her executive level experience at Northeast Utilities. Ms. Grisé’s service on other public company boards and committees also allows her to bring insight into corporate governance practices, financial issues, compensation and related matters and other current issues facing public companies.

Ronald L. Hoffman, age 64

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Hoffman was Chief Executive Officer and director of Dover Corporation, a public company that manufactures industrial products, from 2005 until his retirement in December 2008. He joined Dover Corporation in 1996 when it acquired Tulsa Winch, an Oklahoma company of which he was then President and part owner. Mr. Hoffman served as President of Tulsa Winch until 2000 and as Executive Vice President of Dover Resources Inc. (“Dover Resources”) from 2000 to 2002. He became Vice President of Dover Corporation from 2002 to July 2003 and then Chief Operating Officer of Dover Corporation from July 2003 to December 2004 during which time he continued to serve Dover Resources as President and Chief Executive Officer. He has been a director of the Company since October 2008 and Chairman of the Board since March 2011. Mr. Hoffman is a member of the compensation committee and the executive committee and has served as Chair of the executive committee since April 2011.

Key Attributes, Experience and Skills:

Mr. Hoffman’s service as President, Chief Executive Officer and Director of Dover Corporation, in addition to his other senior executive positions at Dover, provides him with significant senior leadership, operations and management experience with respect to the challenges and complex issues facing major international corporations competing in technology-driven markets.

Lawrence D. Kingsley, age 49

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Kingsley was elected President and Chief Executive Officer of the Company effective October 3, 2011. Prior to his election, Mr. Kingsley served as Chairman, President and Chief Executive Officer of IDEX Corporation (“IDEX”), a company specializing in the development, design, and manufacture of fluid and metering technologies and health and science technologies products from March 2005 to August 2011. Mr. Kingsley remained Chairman of IDEX until the end of 2011. Before joining IDEX, Mr. Kingsley held management positions of increasing responsibility with Danaher Corporation, Kollmorgen Corporation and Weidmuller Incorporated. Mr. Kingsley also serves as a director of Cooper Industries plc, an industrial electrical components company. Mr. Kingsley has been a director of the Company since October 2011 and is a member of the executive committee.

Key Attributes, Experience and Skills:

As Chairman and Chief Executive Officer of a public company for the past six years, Mr. Kingsley brings strong executive leadership and broad business management skills. Mr. Kingsley also brings in-depth knowledge and experience in strategic planning, corporate development and operations analysis which is valuable to the Company. Moreover, his service on a public company board gives him insight into current issues facing public companies and corporate governance practices. Mr. Kingsley has served on the audit committee and the compensation committee of Cooper Industries and, as such, brings significant financial expertise to the Board including all aspects of financial reporting, corporate finance, executive compensation and capital markets.

Dennis N. Longstreet, age 67

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Longstreet was, from 1998 until his retirement in late 2005, Company Group Chairman of Johnson & Johnson Medical Devices, the culmination of a 36-year career in operations and sales management roles with Johnson & Johnson, a manufacturer of health care products and provider of related services for the consumer, pharmaceutical and medical devices and diagnostic markets. He is a former Chairman of the AdvaMed Industry Association and serves on the board of In Health, a not-for-profit organization formed by AdvaMed. Mr. Longstreet also serves on the board of Avalign Technologies, Inc. He has been a director of the Company since 2006 and is a member of the nominating/governance committee and the executive committee.

Key Attributes, Experience and Skills:

As a result of his tenure at Johnson & Johnson, Mr. Longstreet brings to the Board extensive senior executive level expertise in the healthcare industry, a major market of the Company’s Life Sciences business, and insight into the complex issues, challenges and regulatory landscape in this industry. Mr. Longstreet also brings business, senior leadership, merger and acquisitions, and management experience to the Board.

B. Craig Owens, age 58

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Owens is the Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Campbell Soup Company (“Campbell”). Prior to joining Campbell in 2008, Mr. Owens served for seven years as the Chief Financial Officer and Executive Vice President of Delhaize Group, an international food retailer headquartered in Belgium. From 1998 to 2001, Mr. Owens served in various senior management positions with The Coca-Cola Company and Coca-Cola Bottlers. He is a member of the Board of Overseers at the Fletcher School of Law and Diplomacy at Tufts University. Mr. Owens has been a director of the Company since December 2011 and is a member of the audit committee.

Key Attributes, Experience and Skills:

As a result of his current and previous roles as a senior executive officer of a large, international company, Mr. Owens brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. Mr. Owens’ experience as a senior executive gives him significant experience in strategic planning, business integration and operations.

Katharine L. Plourde, age 61

Position, Principal Occupation, Business Experiences and Directorships:

Ms. Plourde was a principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) until November 1997. Since that time, she has engaged in private investing, is currently serving on the board of one private corporation and since February 2002, on the board of OM Group Inc., a company that develops, produces and markets specialty chemicals, advanced materials and electrochemical energy storage products. Ms. Plourde has been a director of the Company since 1995 and is a member of the audit committee and the nominating/governance committee. Ms. Plourde has served as Chair of the nominating/governance committee since 2006.

Key Attributes, Experience and Skills:

As a result of her tenure at DLJ and two other investment firms, Ms. Plourde brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. At those firms, Ms. Plourde was responsible for covering specialty chemical, specialty material and industrial gas companies, which provides her with additional insight into the Company’s business, including particularly the fuels and chemicals industry, a major market of the Company’s Industrial segment. Ms. Plourde’s service on the board of another public company has given her experience with current issues facing public companies and corporate governance and compensation practices.

Edward Travaglianti, age 64

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Travaglianti serves as President of TD Bank on Long Island, a financial services organization owned by the Toronto Dominion Bank. From 2004 to 2008, Mr. Travaglianti was President of Commerce Bank Long Island. Earlier in his career, he worked at European American Bank (“EAB”), becoming Chairman and Chief Executive Officer. Upon the acquisition of EAB by Citibank N.A. (“Citibank”) in 2001, Mr. Travaglianti served as President of Commercial Markets, heading Citibank’s national middle-market and small business activities. Mr. Travaglianti also serves as a director of several not-for-profit and health-related organizations. He has been a director of the Company since 2001 and is a member of the audit committee and the executive committee. He has served as Chair of the audit committee since 2003.

Key Attributes, Experience and Skills:

As a result of his current experience leading TD Bank Long Island, as well as his previous experiences with EAB and Citibank, Mr. Travaglianti brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. In addition, Mr. Travaglianti’s participation on several not-for-profit boards and organizations enables him to bring to the Board leadership and management experience, as well as experience in governance practices.

Bret W. Wise, age 52

Position, Principal Occupation, Business Experiences and Directorships:

Mr. Wise is the Chairman and Chief Executive Officer of DENTSPLY International Inc. (“DENTSPLY”), a company that designs, develops and manufactures a broad range of products for the dental market. He joined DENTSPLY in November 2002 as Senior Vice President and Chief Financial Officer and became a director in August 2006. Before assuming his current roles at DENTSPLY, he was promoted to Executive Vice President in January 2005 and then to President and Chief Operating Officer in January 2006. Prior to joining DENTSPLY, from 1999 to 2002, Mr. Wise served as Senior Vice President and Chief Financial Officer of Ferro Corporation. Earlier, he served in senior management positions at WCI Steel, Inc. and KPMG LLP. He was a director of IMS Health Incorporated from 2006 to 2010, when the company was taken private. Mr. Wise is currently a member of the board of the Dental Trade Alliance and the Dental Lifeline Network. He does not currently serve on the Board.

Key Attributes, Experience and Skills:

Mr. Wise brings to the Board significant leadership, operations and management experience as a result of his current and previous roles as a senior executive officer. In addition, he has significant financial expertise, including all aspects of financial reporting, accounting, corporate finance and capital markets, and experience in the business development and R&D areas. Mr. Wise’s prior and current service on the boards of other public companies has given him insight into corporate governance, financial and strategic issues facing public companies.

The Board of Directors unanimously recommends a vote
FOR the election of each of the director nominees.

Proposal 2:	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2013

The audit committee has selected KPMG as the Company’s independent registered public accounting firm for fiscal year 2013 based on the committee’s evaluation of KPMG’s performance during fiscal year 2012.

Shareholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by Pall’s by-laws or otherwise. However, as a matter of good corporate practice, the audit committee is submitting the selection of KPMG to shareholders for ratification. If the selection is not ratified, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote
FOR the ratification of KPMG as the Company’s
independent registered public accounting firm for fiscal year 2013.

AUDIT AND NON-AUDIT FEES

The following table presents fees billed or expected to be billed for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the fiscal years 2012 and 2011, and fees billed or expected to be billed for other services rendered to the Company by KPMG:

Fee	Fiscal Year
	2012	2011
Audit fees (1)	$5,631,000	$6,931,000
Audit-related fees (2)	2,200,000	261,000
Tax fees (3)	85,000	71,900
All other fees	—	—
Total	$7,916,000	$7,263,900

(1)	Includes fees for the audit of the effectiveness of the Company’s internal control over financial reporting, review of the Company’s quarterly reports and statutory audits.

(2)	Consisted principally of fees in fiscal year 2012 for the audit of the carve out financial statements of the Company’s blood collection, filtration and processing product line (the “blood business”), in connection with the Company’s sale of its business assets related to the blood business ($2,010,000) and for audits in both fiscal years of financial statements of certain employee benefit plans that are not included in audit fees above.

(3)	Tax fees consisted of fees for tax compliance and related services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMITTED NON-AUDIT SERVICES

The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by KPMG. Under the policy, each engagement to provide audit or non-audit services must be documented in writing and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Services are generally subject to budgets, and fee overages in excess of $5,000 require specific audit committee approval. All audit and permitted non-audit services provided by KPMG during fiscal year 2012 were pre-approved in accordance with the Company’s policy.

For purposes of the policy, services are categorized as either “recurring” or “non-recurring.” Recurring services are reviewed periodically by the audit committee at regularly scheduled meetings and include services such as the annual audit of the Company’s financial statements and the financial statements of certain employee benefit plans and statutory audits for certain subsidiaries. Non-recurring non-audit services must be pre-approved on a case-by-case basis. Non-recurring services for which fees are expected to be less than $100,000 may be pre-approved by the chairperson of the audit committee and must be ratified by the full audit committee at its next regularly scheduled meeting. Services for which fees are expected to be at least $100,000 must be pre-approved by the full audit committee.

The Company’s Chief Financial Officer is responsible for confirming that individual proposals for audit and non-audit services comply with the Company’s policy.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles, and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and auditing the effectiveness of the Company’s internal control over financial reporting.

In the performance of its duties for fiscal year 2012, the audit committee (a) reviewed and discussed the audited consolidated financial statements with management and the independent auditors, (b) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, (c) received the written disclosures from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and discussed with KPMG the firm’s independence, (d) considered whether the provision of certain non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence, and (e) reviewed the structure of the Company’s finance, accounting and information technology organization, among other things.

The audit committee reviewed with management and KPMG management’s assessment of the Company’s internal control over financial reporting. Based on these reviews, discussions and activities, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2012.

This report by the audit committee is not to be deemed filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the audit committee, submit this report to the Company’s shareholders.

Audit Committee
Edward Travaglianti (Chair)
Daniel J. Carroll, Jr.
Cheryl W. Grisé
B. Craig Owens
Katharine L. Plourde
November 12, 2012

Proposal 3: Approval of the Amendments to the Company’s By-Laws

On September 25, 2012, the Company’s Board of Directors approved, subject to the approval of Pall’s shareholders, amendments to the Company’s by-laws. The Board believes that the amendments are in the best interests of the Company as they will eliminate administratively burdensome provisions, provide the Board with more flexibility within the limits of applicable law and make the by-laws more consistent with New York law and current best practices. Pursuant to the current by-laws, certain amendments must be approved by Company shareholders.

The table below provides a summary of the proposed amendments that require shareholder approval. This summary is qualified by reference to the full text of the revised by-laws attached to this proxy statement as Appendix A.

Provision	Current by-laws	Proposed Revision	Rationale for
	Provision		Proposed Revision
Location of annual meeting (Sections 2.01 and 2.03)	Meetings can only be held within the State of New York	Meetings may be held within or outside the State of New York	Provides greater flexibility in determining the location of annual meeting; allows Company to hold meetings at significant operating sites outside of New York
Location of special meetings of shareholders (Section 2.02)	Meetings can only be held within the State of New York in Glen Cove or New York City	Meetings may be held within or outside the State of New York	Provides greater flexibility in determining the location of special meetings of shareholders; allows Company to hold meetings at significant operating sites outside of New York
Vote requirement to decide question before a shareholder meeting (Section 2.04)	Majority of shares represented and entitled to vote except when a larger vote is required by law, the certificate of incorporation or the Company’s by-laws	Majority of shares represented and entitled to vote except as otherwise required by law, the certificate of incorporation or the Company’s by-laws	Captures questions that require a voting standard of less than a majority
Authority to revise by-laws (Section 8.02)	Directors may amend by-laws at a regular or special meeting of the Board	Deletion of requirement that directors may amend by-laws only at a regular or special meeting of the Board	Allows the Board to revise by-laws by written consent

The Board of Directors unanimously recommends a vote FOR the approval of the amendments to the Company’s by-laws.

Proposal 4:	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

As required by Section 14A of the Exchange Act, the Company is submitting to the shareholders a vote, on an advisory basis, to approve the compensation of Pall’s named executive officers (“NEOs”) as described in the Executive Compensation section, including the Compensation Discussion and Analysis, the tabular disclosure and accompanying narrative disclosure provided in this proxy statement on pages 37 through 71. This is the second year that Pall is asking shareholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the 2011 annual meeting, of the total votes cast, approximately 92% of the Company’s shareholders voted in favor of the Company’s say-on-pay proposal. Also, at the 2011 annual meeting, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the Board decided, as previously disclosed, that the advisory vote on NEO compensation will be held on an annual basis at least until the next non-binding shareholders vote on the frequency with which the advisory vote NEO compensation should be held.

The compensation committee believes that Pall’s executive compensation program achieves the goals of Pall’s compensation philosophy, as established by the committee, which is to align each executive’s compensation with Pall’s short-term and long-term performance and to provide competitive compensation incentives to attract, motivate and retain key executives who are essential to Pall’s long-term success.

As discussed in the Compensation Discussion and Analysis section, Pall’s executive compensation principles and policies implement Pall’s compensation philosophy and are designed to:

  ensure that the interests of the executive officers are aligned with those of Pall’s shareholders,

  attract, motivate and retain individuals essential to Pall’s success,

  encourage executives to increase their equity ownership of the Company, and motivate executives to focus on the Company’s performance without encouraging excessive risk-taking.

The Company’s executive compensation policies and programs are designed to motivate Pall’s officers to deliver superior business performance that balances annual results and long-term sustained performance.

Accordingly, the following resolution will be submitted for a shareholder vote:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and the narrative discussion, is approved.”

Although the vote is advisory and non-binding, the Board and compensation committee value Pall’s shareholders’ opinion and will take into account the outcome of the vote with their ongoing evaluation of Pall’s executive compensation principles and policies.

The Board of Directors unanimously recommends a vote FOR the compensation of the Company’s NEOs as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Pall has become a leader in the high-tech filtration, separation and purification industry by helping customers solve complex fluid management challenges. The Company’s people, processes and technology are the formula for its success. The strength of the management team, the efforts of employees, the efficiency of processes and the effectiveness by which Pall leverages and applies its technology form the foundation for its growth, and the Company continues to build on this foundation.

The Company made some important changes to the executive management team during fiscal year 2012, including the addition of a new chief executive officer, and is developing a deep bench of talent to support them. Pall also added strong business development capability critical to its growth strategy.

Business processes have been enhanced by the launch of a global enterprise system, which plays a key role in the achievement of the Company’s long-term strategic goals. The commitment to enhance Pall’s position as a technology leader is demonstrated by increased spending for research and development (“R&D”). The Company is also taking a much more focused approach to R&D investments and has added significant talent in R&D to accomplish this.

Several strategic business decisions made this year have positioned the Company well for future growth. It divested the business assets of the blood collection, filtration and processing product lines, acquired long-time Brazilian distribution partner Engefiltro and added life sciences innovator ForteBio, a leading provider of analytical systems. The acquisition of ForteBio represents an important step toward Pall’s strategic business goals for financial growth through technological innovation. With a solid acquisition pipeline being built, the Company expects to more consistently acquire strategic targets in the future.

Despite a challenging economic environment, the Company delivered good financial performance. For the full year, sales increased approximately 6.0% over last year. The Company also delivered earnings per share (“EPS”) and free cash flow exceeding targets for the full year. Diluted EPS were $2.71, compared to $2.67 for the same period last year and pro forma EPS were $3.19, a 15% increase compared to $2.77 a year earlier. Free cash flow for the year increased 17% to $316 million. (Please see Appendix B to this proxy statement for a reconciliation of non-GAAP measures.) In summary, full-year results for fiscal year 2012 met the midpoint of the guidance given at the beginning of the year despite economic and foreign exchange headwinds experienced in the second half of the year.

SAY-ON-PAY VOTE

The Company provided shareholders an advisory vote on executive compensation at its 2011 annual meeting. At the meeting, approximately 92% of the votes cast approved the overall compensation of the Company’s executive officers as described in the 2011 proxy statement. The compensation committee reviewed the voting results and determined that, given the significant level of support, no changes to the Company’s executive compensation principles and policies were necessary based on the voting results at that time. Nevertheless, as discussed below in the “Recent Committee Actions” and “Post Fiscal Year 2012 Actions” sections of the proxy statement, the compensation committee has made changes to the executive compensation program to demonstrate the Company’s on-going commitment to enhance and refine its pay for performance philosophy and principles.

Pay for Performance Philosophy and Principles

Pall’s compensation philosophy, set by the compensation committee of the Board, is to align each executive’s compensation with Pall’s short-term and long-term performance, and to provide competitive compensation incentives to attract, motivate and retain key executives who are essential to Pall’s long-term success.

Pall ties short-term bonuses to key financial measures to ensure strong financial performance year over year and measurable progress on key business initiatives to enable sustainable profitable growth. Pall’s annual long-term incentive awards are aligned with the interests of shareholders because they deliver value based on absolute and relative shareholder return, encourage stock ownership and promote retention of key talent.

The following discussion describes the Company’s executive compensation program as it principally relates to Lawrence Kingsley, Lisa McDermott, Yves Baratelli, Wolfgang Platz, and Ruby Chandy. These individuals are referred to as the “named executive officers” or NEOs. Unless otherwise noted, reference to the NEOs in this “Compensation Discussion and Analysis” section excludes Robert Kuhbach, the Company’s former General Counsel and Corporate Secretary and Eric Krasnoff, the Company’s former President and Chief Executive Officer, who were executive officers for a portion of fiscal year 2012.

Compensation Principles

The compensation committee reviews and approves the principles and policies for executive compensation annually.

  Pall provides a total compensation opportunity that will attract, motivate and retain key executives who are essential to Pall’s long-term success.

  Pall’s compensation program is designed to link pay to Company, business unit and individual performance.

  The compensation committee targets all elements of compensation and total direct compensation to be between the 50th and 75th percentile of the Company’s compensation peer group (see “Peer Group Review” for description) to the extent this results in competitive and reasonable levels of direct compensation.

  A substantial proportion of total direct compensation for senior executives is at risk, based upon the performance goals for annual incentive plans and long-term incentives. When Company performance is strong, senior executives may receive compensation that is above the targeted total direct compensation range. When Company performance is weak, senior executives may receive compensation that is below the targeted compensation range.

  Annual incentive compensation for all senior executives, including the NEOs, is based on three criteria:

    Financial performance of the Company with specific metrics approved each year by the compensation committee. In fiscal year 2012, these metrics included EPS and free cash flow conversion,

    Achievement of specific strategic and operational goals, and

    Individual performance as assessed by the compensation committee.

Compensation Practices and Risk Management

Pall’s approach to compensation encourages its executives to dedicate themselves to improving the Company’s long-term prospects and financial results. The Company’s compensation program also links a substantial portion of total compensation to Company performance in a way that contributes to prudent decision making when achieving results.

As required by the compensation committee’s charter and SEC rules, during fiscal year 2012, management conducted a comprehensive review of all compensation policies and practices for all employees, and the committee’s independent compensation consultant, Towers Watson, conducted a comprehensive review of all compensation policies and practices pertaining to NEO compensation. The assessment of the incentive compensation programs included the programs’ philosophy, design, structure, characteristics, performance measurements, targets, and the effectiveness of Company-wide controls on mitigating the risk of inappropriate incentive and misconduct. Based upon the comprehensive analysis by management and Towers Watson, the committee concluded that the design and operation of Pall’s compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company as a whole.

Pall continues to implement and maintain leading practices with regard to minimizing the risk inherent in its compensation programs. These practices include the following:

  The Company’s pay mix is appropriately balanced, and incentive compensation is not overly weighted towards short-term performance at the expense of long-term value creation. A substantial portion of incentive compensation for the NEOs and other senior executives is delivered in the form of long-term stock awards in addition to short-term cash awards.

  The compensation for employees, other than senior executives, is largely comprised of base salary, which does not create an incentive for excessive risk taking.

  The Company’s long-term equity compensation has a longer vesting period than the median for the Company’s peer group.

  The short-term bonus plans, including the bonus plan for the NEOs, are capped in size, thereby limiting payout potential.

  Multi-functional approvals are required in the administration of all compensation to mitigate the risk of inappropriate payouts.

  Senior executives, NEOs and directors are required to meet specified stock ownership guidelines.

  The Company’s equity incentive plan prohibits the repricing or exchange of equity awards.

  To the extent permitted by law, the Company can recover cash or equity-based compensation paid to executives in various circumstances, including where compensation was based upon the achievement of specified financial results that become the subject of a subsequent restatement.

  The compensation committee has engaged an independent compensation consultant to advise the committee on NEO compensation actions, regulatory requirements such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as prevalent market practice. The independent consultant, Towers Watson, also conducts an annual independent risk assessment of plans involving NEO compensation.

Peer Group Review

The compensation committee periodically reviews the competitiveness of both the type and the amount of compensation using data provided by Towers Watson, which is comprised of a comparator group of competitors and general industry companies similar in size and profile to Pall. The committee reviews the composition of the peer group from time to time to ensure it remains an appropriate comparison for the Company. The peer group in the table below was used in evaluating NEO compensation for fiscal year 2012. The Company targets each element of compensation as well as total direct compensation generally between the 50th and 75th percentile of the peer group when target bonuses are paid. When Company performance is strong, senior executives may receive compensation that is above the targeted total direct compensation range. When Company performance is weak, senior executives may receive compensation that is below the targeted compensation range.

For fiscal year 2012, the committee continued to benchmark the Company against the peer group previously established based on:

  Comparable revenue ranging from $1 billion and less than $4.5 billion,

  Comparable market value that is greater than $2.5 billion and less than $10 billion,

  Companies with similar business models and target markets, and

  Comparable employee headcount of greater than 5,000 and less than 20,000.

Peer Group 2012*

Ametek Inc.	Flowserve Corp.	PerkinElmer Inc.	Waters Corp.
C.R. Bard Inc.	Hubbell Inc.	SPX Corp.	Zimmer Holdings Inc.
Bio-Rad Laboratories Inc.	Life Technologies Corp.	Teleflex Inc.
Donaldson Co. Inc.	Pentair Inc.	Timken Co.

*Beckman Coulter was removed from the peer group in fiscal year 2012 as it was acquired by Danaher Corporation.

Role of Compensation Consultant

The committee engages Towers Watson as the committee’s independent consultant to fulfill the following responsibilities:

  Review the Company’s compensation philosophy, peer group and competitive position and advise the committee on their reasonableness and appropriateness.

  Review the executive compensation program and advise the committee of changes to be considered to improve effectiveness.

  Oversee and review survey data on executive pay practices and amounts for competitive comparisons.

  Review the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in the proxy statements.

  Review committee materials in advance of each meeting and attend compensation committee meetings.

  Proactively advise the committee on best practice approaches for governance of executive compensation as well as areas of concern and risk in the Company’s programs.

During fiscal year 2012, management and the committee revised most of the Company’s qualified and non-qualified compensation and benefits plans (see “Recent Committee Actions” below). Towers Watson, as the committee’s independent consultant, reviewed and provided input on all revisions and supported the committee for its required meetings and agendas for the year. Management and the committee also developed a replacement plan for the Supplementary Pension Plan and began designing a special performance-based equity grant. These are discussed under “Post Fiscal Year Actions” below. Given the unusual amount of additional work Towers Watson conducted, the compensation committee’s expenditures for Towers Watson for fiscal year 2012 in connection with the foregoing were $657,128. The compensation committee adopted a policy formalizing its practice of using an independent compensation consultant in 2010. Under the policy, the committee has the sole authority to select, retain and terminate a consultant and to approve the terms of the consultant’s engagement. In addition, the policy requires Company management to inform the compensation committee about services the consultant performs for management if fees for all such services are less than $120,000 per year. For services in excess of $120,000 per year, Company management must seek the committee’s approval. In fiscal year 2012, Company management paid Towers Watson $36,238 to review the design of certain sales incentive plans, $48,500 in licensing fees for the use of Towers Watson’s “Rewards” database and $66,976 for the purchase of market data surveys, all of which were approved by the compensation committee. The committee determined that such fees did not impact Towers Watson’s independence.

Compensation Framework

The Company and the committee believe that Pall’s compensation plans achieve the goals of its philosophy to align each executive’s compensation to Pall’s short-term and long-term performance, and provide incentives to attract, motivate and retain key executives essential to Pall’s long-term success. Each of the elements of executive compensation listed below serves a specific purpose, and the total remuneration aligns with Pall’s short-term and long-term performance.

ELEMENTS OF EXECUTIVE COMPENSATION

Element	Type	Terms
Cash	Base Salary
  The fixed amount of compensation associated with the duties and responsibilities of the position.
  Generally eligible for annual increase based upon individual performance, market position and internal equity.

	Annual Short-Term Incentive Awards (Executive Incentive Bonus Plan and Pall Incentive Compensation Plan)	Provides the opportunity for competitively-based annual incentive awards for achieving short-term financial goals and other business objectives for the current fiscal year.
Annual Long-Term Incentive Compensation (100% Equity)	Restricted Stock Units (“RSUs”) representing 50% of the total annual grant value
  RSUs generally vest at the end of four years.
  Dividend equivalent units are accumulated during the vesting period.
  RSUs and dividend equivalents are paid in shares of Pall common stock upon vesting.(1)

	Stock Options represent 50% of the total annual grant value	Stock options generally vest ratably over four years (25% per year). The ability to exercise options expires seven years after grant date.
Retirement	Cash Balance Pension Plan	A qualified defined benefit pension plan funded by Company contributions only. Company contribution ranges from 2.5% to 5% of eligible pay (capped at IRS limit) for a plan year.
	Supplementary Pension Plan	Provides retirement income, on a non-qualified basis, for certain executives approved for membership by the compensation committee.
	401(k) Plan	A qualified 401(k) plan that provides members the opportunity to defer a portion of their pay on a pre-tax basis up to the IRS limits. Company matches pre-tax contributions up to 3% of pay.
Other	Perquisites(2)	Company paid health exam. Car allowance outside the U.S.

(1)	Unless a deferral option is elected by the executive.

(2)	In fiscal year 2012, the Company discontinued certain perquisites for some of the executive officers on a going forward basis. Please see “Executive Compensation – Perquisites.”

PAY MIX ALIGNED TO COMPANY PERFORMANCE

A substantial portion of total compensation for NEOs is tied to short-term and long-term performance, and is not fixed. To better illustrate, set forth below are graphical depictions of each NEO’s target compensation for 2012.

Lawrence Kingsley Target Compensation

Lisa McDermott Target Compensation	Yves Baratelli Target Compensation

Wolfgang Platz Target Compensation	Ruby Chandy* Target Compensation

*	The target long-term incentive value for Ms. Chandy is based on market estimates because she did not receive an annual stock award in fiscal year 2012.

INDIVIDUAL PERFORMANCE

To set compensation for each NEO, in addition to peer group benchmark data, Pall uses Company and individual performance, as measured by specific business results. Mr. Kingsley presents to the compensation committee his assessment of each individual NEO’s performance as well as his own accomplishments for the fiscal year. The committee (which includes the Chairman of the Board) then discusses with Mr. Kingsley each NEO’s performance and approves his or her compensation based on a combination of Company and individual performance and peer group benchmark data. The committee then meets in executive session to assess the Chief Executive Officer’s performance against his objectives for the year and determine his compensation.

Below are the individual goals and objectives for each NEO in fiscal year 2012, except for Ms. Chandy who joined the Company late in fiscal year 2012 and did not have the opportunity to develop full year objectives. Her pro-rata compensation will be determined based on overall Company performance.

FISCAL YEAR 2012 GOALS AND OBJECTIVES:

Lawrence Kingsley, President & Chief Executive Officer

  Develop a strong executive leadership team and augment the existing team to fill critical skill gaps globally.

  Develop the Pall Enterprise System to link people and business process and information systems worldwide.

  Improve customer satisfaction by focusing on process lead time reduction and on-time delivery per customer request.

  Accelerate innovation to maintain Pall’s position as a premier technology leader in the filtration markets.

  Develop and execute a capital allocation strategy to drive sustainable, profitable growth over the next three years.

  Build an organization structure to enable effective and efficient policy deployment, to deliver required business results and establish clear accountability.

  Establish a culture of accountability, collaboration, professional and leadership development and a sense of urgency focused on delivering results for customers.
Lisa McDermott, Chief Financial Officer & Treasurer
  Drive top line and bottom line growth through effective financial leadership.

  Negotiate financial terms of divestitures.

  Complete the financial integration of acquisitions.

  Drive plan for fiscal year 2012 cost reductions.

  Implement the next phase of financial planning and processes for the new regional headquarters in Switzerland and Singapore.

  Drive growth in free cash flow.

  Continue to implement strategies to reduce capital expenditures.

  Improve cash management capabilities.

Yves Baratelli, President - Pall Life Sciences

  Achieve the fiscal year 2012 financial plan for Life Sciences.

  Implement the strategic and tactical plan for sustainable business growth in line with the Company’s five-year projection and update the plan to maintain a five-year horizon.

  Execute timely and diligently key Life Sciences projects in fiscal year 2012.

  Continue to develop Life Sciences technology capability to fill strategy gaps and focus on continuous improvement of new product launch process.

  Continue to build a strong Life Sciences leadership team.

  Work in coordination with the Pall global and regional teams to effectively implement strategic and tactical initiatives on behalf of the Company.
Wolfgang Platz, President – Pall Europe

  Achieve the fiscal year 2012 financial plan for Pall Industrial.*

  Execute on geographic expansion in emerging and low-penetrated countries and markets.

  Prioritize and accelerate select key development projects.

  Continue to drive sales price increase.

  Optimize manufacturing footprint to increase regional product self-sufficiency, support geographic expansion and improve customer satisfaction.

  Continue to develop the Pall Industrial organization. Drive talent management.

The compensation committee discussed Mr. Kingsley’s, Ms. McDermott’s, Mr. Baratelli’s and Mr. Platz’s personal goals for fiscal year 2012 and whether these goals had been achieved. The committee reviewed each individual’s accomplishments in the context of overall Company performance. In addition, the committee evaluated the performance of each individual to determine that performance and accomplishments were consistent with his or her role. The committee determined that these NEOs had substantially achieved the personal goals and objectives outlined above in fiscal year 2012 and that the Company had achieved its free cash flow target of $319,309,000 and earnings per share (“EPS”) target of $3.19.

LONG-TERM AND SHORT-TERM INCENTIVES

Executive Incentive Bonus

In fiscal year 2012, at the compensation committee’s recommendation, the Company’s shareholders approved a number of changes to the Company’s compensation plans to better align with leading practice and shareholder interests. One key change was the implementation of a revised executive bonus plan, the Pall Corporation 2012 Executive Incentive Bonus Plan (the “EIB Plan”). The EIB Plan provides for the establishment of a threshold performance metric that must be met in order to allow eligible participants, including the NEOs, the opportunity to be paid an annual cash bonus. This threshold performance metric conforms to Section 162(m) of United States Internal Revenue Code (the “Code”) and allows the deductibility of compensation over $1,000,000, if paid to four of the most “highly-compensated” executives, excluding the Chief Financial Officer. The performance metric established for fiscal year 2012 was an EPS attainment of $1.94.

____________________

*	Mr. Platz became President of Pall Europe in March 2012 after stepping down as President, Pall Industrial. These goals relate primarily to his tenure as President of Pall Industrial.

The Company exceeded this threshold by delivering $3.19 EPS. As a result, eligible participants were paid a cash bonus for performance in fiscal year 2012. The EIB Plan also provides for the establishment of a Pall Incentive Compensation Plan (“PICP”) that sets forth the relevant annual business objectives to be met in order to determine the actual individual bonus amounts. The PICP includes both quantitative and qualitative objectives as well as an individual performance component.

Each individual PICP participant, including the NEOs, has a target bonus and a maximum bonus which is expressed as a percentage of base pay. For the NEOs, these targets are benchmarked against the peer group and approved by the committee as a component of total direct compensation. The table below reflects annual target bonus amounts. Actual bonus payments are based on the Company’s performance against certain financial measures as set forth below in the table entitled, “2012 PICP Targets”, during the year and potential upward adjustment based on individual performance.

2012 Annual Incentive Targets

Name	Annual Base	Target Annual	Target Annual
	Salary	Short-Term	Short-Term
		Incentive	Incentive
	($)	(%)	($)
Lawrence Kingsley (1)	950,000	125%	1,187,500
Lisa McDermott (2)	500,000	80%	400,000
Yves Baratelli (3)	502,600	70%	351,820
Ruby Chandy (1)	500,000	70%	350,000
Wolfgang Platz (4)	487,000	70%	340,900

(1)	The annual base salary for Mr. Kingsley and Ms. Chandy represents the fiscal year 2012 new hire salaries.

(2)	Ms. McDermott received a merit 8.4% base salary increase effective July 25, 2011 and a market adjustment base salary increase of 11.1% on September 26, 2011.

(3)	Mr. Baratelli received a 3.2% base salary increase effective January 1, 2012.

(4)	Mr. Platz’s salary is paid in Euros (362,782 Euros converted at 1.3424 Euros to USD).

At the beginning of the performance period, the compensation committee approved the financial or quantitative metrics and the qualitative objectives for fiscal year 2012 for the PICP for all NEOs. The financial or quantitative metrics were EPS and free cash flow conversion, as seen in the next table.

2012 PICP Targets

Quantitative Goals
Metric	Weighting	Threshold	Target	Maximum	Actual
EPS	50%	$2.70	3.20	3.55	3.19
Free Cash Flow Conversion	30%	0.95x	1.05x	1.15x	0.99x
Qualitative Goals	20%				15%
Deployment of Enterprise Resource Planning software system Emerging Market Growth Operational Effectiveness
Overall Achievement					0.85

The committee approved the quantitative and qualitative goals for fiscal year 2012.

EQUITY-BASED COMPENSATION

2012 Stock Plan

A substantial proportion of total direct compensation for the NEOs and other senior executives is granted as equity to align their incentives to long-term shareholder value, as measured by absolute and relative shareholder return. The long-term annual equity grant is awarded at the compensation committee meeting each January and the value of the equity grant is determined by Company and individual performance in the context of overall Company performance. In addition, the committee evaluates the performance of each individual to determine that performance and accomplishments were consistent with such individual’s role. The 2012 Stock Plan replaced the 2005 Stock Plan during fiscal year 2012; however, all outstanding equity grants issued under the 2005 Stock Plan remain outstanding until they vest, expire or are forfeited.

The 2012 Stock Plan permits the Company to grant to its employees a variety of stock-based compensation including stock options, restricted shares of Company common stock, RSUs, performance shares of Company common stock and performance stock units. In structuring the Plan, the compensation committee sought to provide for a variety of awards that can be administered flexibly to enable the Company to keep pace with changing developments in management compensation and to align with business strategy. Generally, NEO equity grants currently are split equally between RSUs and stock options.

Restricted Stock Units

RSUs are time-based equity awards that are equal to the full value of a share of Pall common stock that must be held for a specific period of time before it can convert from a unit to a share. The RSU value will increase or decrease with the value of Pall common stock and earn dividend equivalents during the restriction period. In general, RSU grants cliff vest at the end of four years which is slightly longer than prevalent market practice and is intended to retain executives. Upon termination of employment for any reason other than death, disability or eligible retirement, all RSUs are forfeited. Upon termination for death or disability, all RSUs vest and become payable in full. Upon termination of employment by reason of eligible retirement (defined as reaching age 65), a pro rata portion of unvested RSUs vest and the remaining units are forfeited. In the event of a Change In Control (as defined in the 2012 Stock Plan), and an involuntary termination of employment within 24 months of the Change In Control, all RSUs vest.

Stock Options

Stock options are the right to purchase a specified number of Pall shares at a fixed grant price for a set period of time. Typically, the Company grants options with a seven-year term that vest ratably over a four-year period, (i.e., 25% each year). Upon termination of employment for any reason other than death, disability or eligible retirement, all unvested options will be forfeited and vested options will remain exercisable for 90 days. Upon termination of employment by reason of eligible retirement (defined as reaching age 65) all stock options remain in full force and effect and may be exercised in accordance with their terms until they expire. Upon termination due to death, all unvested stock options become exercisable and all outstanding options remain exercisable for one year to the employee’s estate or heirs. In the event of a Change In Control and an involuntary termination of employment within 24 months of the Change In Control, all stock options vest. Under the 2005 Stock Plan, upon termination due to death, all unvested stock options are forfeited and all vested stock options remain exercisable for one year to the employee’s estate or heirs.

MANAGEMENT STOCK PURCHASE PLAN

Based on a number of considerations, the committee determined that beginning in fiscal year 2012, the NEOs would no longer be able to participate in the Management Stock Purchase Plan (the “MSPP”) to give the committee more direct control over total NEO compensation. NEOs who have previously participated in the MSPP will retain their account balances and the MSPP will remain available for certain other executives. The MSPP allows employees to allocate portions of their cash compensation (pre-tax and after tax) to purchase restricted units and receive a 100% Company match of employee contributions. A restricted unit is economically equivalent to one share of Pall’s common stock.

COMMON STOCK OWNERSHIP GUIDELINES

The Company has enacted stock ownership guidelines for non-employee directors, NEOs and other senior executives to encourage ownership of Pall’s common stock. The stock ownership guidelines further align the interests of Pall’s directors and executives with the interests of shareholders and to further promote Pall’s commitment to sound corporate governance. These executives must achieve this level of ownership within five years. The guidelines are as follows:

Non-Employee directors	5 times annual cash retainer
Chief Executive Officer	5 times annual base salary
NEOs (other than the Chief Executive Officer)	3 times annual base salary
Other Senior Executives	1 times annual base salary

Each of the named executive officer has met his or her target level or is in a grace period due to an increase in base salary.

NEO COMPENSATION ACTIONS IN 2012

2012 Annual Base Salaries

Consistent with the Company’s compensation philosophy, all elements of compensation and total direct compensation are generally positioned between the 50th and 75th percentile when compared to the peer group as described in the “Compensation Principles” section of the proxy statement. The base salary is the fixed portion of pay intended to compensate the NEOs for the duties and responsibilities of the position held. It is aligned to the market to ensure that salaries remain competitive so that the Company can attract and retain key talent. The compensation committee approves increases to base salaries based upon individual performance, market position and internal equity. The committee’s independent consultant presents market data and the Chief Executive Officer, Mr. Kingsley, presents his assessment of each individual NEO’s performance other than his own. The committee approved the compensation, shown in the Fiscal Year 2012 Annual Compensation and Market Percentiles chart below, for the NEOs based on its evaluation of each NEO’s performance.

2012 Annual Short-Term Incentive Awards

As discussed earlier, the Company introduced a new short-term bonus plan, the EIB Plan, under which a threshold metric is established and must be met in order for eligible participants to receive an annual cash bonus. The threshold for fiscal year 2012 was EPS of $1.94 and actual results were $3.19, exceeding the threshold for the year. The PICP establishes further metrics under the EIB Plan that link individual bonus amounts to both quantitative and qualitative measures and includes a personal performance component applicable to each individual’s achievement of results. The Fiscal Year 2012 Annual Compensation and Market Percentiles chart below describes the bonus paid to each NEO and the percentile relative to the peer group.

2012 Annual Long-Term Incentive Awards

The Company links individual compensation to shareholder interest and Company performance through long-term incentive awards. These include equity grants that are usually comprised of 50% RSUs and 50% stock options and the total value of the grant is aligned to the 50th to 75th percentile of the Company’s peer group. Individual performance and scope of responsibility are also factors determining the size of the grant awarded. The compensation committee discussed Mr. Kingsley’s, Ms. McDermott’s, Mr. Baratelli’s and Mr. Platz’s personal goals for fiscal year 2012 and whether these goals had been achieved. The committee determined that these NEOs had substantially achieved the personal goals and objectives outlined above in fiscal year 2012 and that the Company had achieved a free cash flow of $319,309,000 and an EPS of $3.19.

In connection with its evaluation of both short-term and long-term goals, the committee reviewed each individual’s accomplishments in the context of overall Company performance. In addition, the committee evaluated the performance of each individual to determine that performance and accomplishments were consistent with his or her role.

In January of 2012, the compensation committee approved the grants shown in the Fiscal Year 2012 Annual Compensation and Market Percentiles chart below.

Fiscal Year 2012 Annual Compensation and Market Percentiles

Name	Annual	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	Base	Base	Annual	Annual	Annual	Annual	Total Direct	Annual
	Salary	Salary	Short-Term	Short-Term	Long-Term	Long-Term	Compensation	Total Direct
		Market	Incentive	Annual	Incentive (2)	Incentive		Compensation
		Percentile (1)		Incentive		Market		Market
				Market		Percentile (1)		Percentile (1)
	($)		($)	Percentile (1)	($)		($)
Larry Kingsley(3),(4)	$950,000	48th	$1,025,000	23rd	$4,499,998	59th	$6,474,998	49th
Lisa McDermott(5)	$500,000	53rd	$389,992	43rd	$1,150,006	63rd	$2,039,998	55th
Yves Baratelli(6)	$502,600	71st	$356,267	40th	$699,999	45th	$1,558,866	45th
Wolfgang Platz(7)	$487,000	67th	$326,329	36th	$500,002	34th	$1,313,331	30th
Ruby Chandy(3),(4)	$500,000	71st	$105,017	N/A	N/A	N/A	N/A	N/A

(1)	Fiscal Year 2012 compensation versus the peer group. Market percentiles are based on data at the end of the Company’s fiscal year (July 2012) compared to data for peers that generally have fiscal years ending in December 2011. As a result, the percentiles in this table may not represent true period comparisons.

(2)	The value of the award units is based on the average high and low price of Pall’s common stock over a five-day period, up to and including grant date.

(3)	Grants made upon hire are reflected under the “Grants of Plan Based Awards for Fiscal Year 2012” table. Mr. Kingsley received an initial equity grant valued at $15,735,504 upon joining the Company. Ms. Chandy received an initial equity grant valued at $650,008 upon joining the Company. Ms. Chandy did not receive an actual annual stock award in fiscal year 2012 therefore LTI and TDC percentiles are not shown.

(4)	Actual bonus prorated for partial fiscal year 2012 employment.

(5)	Lisa McDermott received a merit 8.4% base salary increase effective July 25, 2011 and a market adjustment base salary increase of 11.1% on September 26, 2011.

(6)	Yves Baratelli received a 3.2% base salary increase effective January 1, 2012. Yves Baratelli’s bonus was paid for one month 31,249.50 Swiss francs converted to USD based on exchange rate on April 25, 2010 of 0.9325, plus $327,126.56 paid in USD for 11 months.

(7)	Wolfgang Platz’s annual salary of 362,782 Euros and bonus of 260,529.72 Euros were converted based on Euro to USD exchange rate on February 10, 2011 of 1.3424.

RECENT COMMITTEE ACTIONS

In fiscal year 2012, the compensation committee took several actions to improve the Company’s compensation plans and better align them with shareholders.

Topic	Action
Executive Incentive Bonus Plan
  Revised and updated plan to comply with IRS regulations for Sections 409A and 162(m) – created threshold metric to be established annually.

  Expanded permissible business metrics to better align with short-term and long-term business objectives.

  Added clawback language to make bonuses subject to forfeiture.

  Created the Pall Incentive Compensation Plan to allow the compensation committee to link payout to specific Company and individual performance.

2012 Stock Compensation Plan
  Revised and updated plan for all current regulations.

  Added clawback language to allow for forfeiture.

  Revised definition of change in control (“CIC”) to be more consistent with prevalent practices.

  Added double trigger upon a CIC: CIC and termination.

  Revised share recycling provision and expressly prohibited repricing.

Stock Ownership Guidelines	Moved to a multiple of base salary for NEOs.
Management Stock Purchase Plan	Updated language to comply with IRS regulations for Section 409A.
Employee Stock Purchase Plan	Simplified calculation of purchase price and removed the “look-back” option. Implemented a holding period.
Supplementary Pension Plan	Updated language to comply with IRS regulations for Section 409A. Clarified CIC provisions. Required compensation committee approval for all new participants.
Executive Defined Contribution Retirement Plan	Approved the design of a new non-qualified executive defined contribution plan to serve as an alternative to the existing defined benefit Supplementary Pension Plan.
Employment Agreements	Streamlined agreements to primarily provide protection to the Company upon termination of executive’s employment. Aligned severance consistent with best market practices.

POST FISCAL YEAR 2012 ACTIONS

After the end of fiscal year 2012, the compensation committee approved the following changes to the Company’s compensation and benefits plans:

Performance-Based Equity Awards

In September 2012, the compensation committee approved a performance-based equity award of performance restricted stock units (“PRSUs”) in addition to the annual long-term incentive award, in order to focus certain key senior executives on delivering superior and sustainable business results over the next three fiscal years. The eligible participants will include the NEOs as well as a small number of other key senior executives who have the ability to influence overall corporate performance.

The design of the award is tied to the attainment of operating return on capital (“OROC”) in the third year of the award, which will require multi-year, sustainable performance to achieve. OROC is defined as earnings before interest, taxes and amortization (“EBITA”), divided by net operating assets (which is defined as non-cash working capital, net, plus net fixed assets). The Company believes that OROC is the most comprehensive measure to assess management’s performance during this time period because it incorporates and balances investment for growth, profitability improvement and operating capital reduction. There is a strong correlation associated with OROC and shareholder return.

This is a special performance-based award that is earned only in the event that specified performance goals are achieved, and is not intended to be an annual award. These performance goals are designed to be challenging, and capable of being achieved only through exceptional performance.

Defined Contribution Retirement Plan

In September 2012, the compensation committee approved a new supplementary, non-qualified defined contribution plan designed to serve as an alternative to the existing Supplementary Pension Plan for certain NEOs and other senior executives not currently participating in the Supplementary Pension Plan. The purpose of the proposed plan is to attract and retain key talent necessary to meet Company initiatives.

EMPLOYMENT AGREEMENTS

Kingsley Employment Agreement

Effective October 3, 2011, Mr. Kingsley became the new President and Chief Executive Officer of the Company pursuant to an employment agreement with Mr. Kingsley dated August 4, 2011. Mr. Kingsley was elected a director of the Company effective October 3, 2011, as required by the employment agreement. Mr. Kingsley’s employment with the Company is at-will and the employment agreement does not have a specified term. The employment agreement provides for an annual base salary of $950,000, subject to only upward adjustment upon annual reviews.

In order to determine an appropriate level of compensation for Mr. Kingsley, the compensation committee engaged Hewitt Associates to perform a comprehensive analysis, including incentives required to recruit a highly-regarded Chief Executive Officer from his current position and the requirement for a relocation to the Company’s headquarters. In addition, the committee considered amounts to which Mr. Kingsley would have been entitled had he not left his former employer.

The employment agreement provided for a sign-on cash bonus of $1,500,000. The bonus is subject to recapture by the Company (100% if termination within one year of his start date and 50% if termination within two years of his start date) if Mr. Kingsley is terminated for cause or resigns without Good Reason (as defined below).

Mr. Kingsley is eligible to participate in the Company’s annual cash incentive plan with a bonus target percentage of 125% of base salary and a maximum bonus percentage of 200% of base salary, pro rated for fiscal year 2012. Mr. Kingsley is also eligible for awards under the 2012 Stock Plan on the same terms as other NEOs (described under “Equity-Based Compensation”).

Mr. Kingsley received certain equity grants in connection with his appointment as President and Chief Executive Officer. An initial grant was awarded as a sign-on bonus, and a transition grant was awarded to compensate Mr. Kingsley for the value of the equity he forfeited from his previous employer. Both grants were in the form of RSUs and stock options, which are listed in the table below.

Grant Type	Grant	Grant	Number	Black	Value of	Vesting Schedule
	Date	Price	of Shares	Scholes	Shares
				Value	Granted
Initial Option	10/3/11	$41.00	169,800	$11.78	$2,000,244	25% each year on
						anniversary; seven-year
						option term
Initial RSU	10/3/11	$41.00	48,800	n/a	$2,000,800	100% on fourth
						anniversary
Transition Option	10/3/11	$41.00	307,000	$11.78	$3,616,460	25% each year on
						anniversary; seven-year
						option term
Transition RSU	10/3/11	$41.00	198,000	n/a	$8,118,000	50% on second
						anniversary and 50% on
						fourth anniversary
Total					$15,735,504

Each of the awards is subject to accelerated vesting in the event of termination by the Company without cause, by Mr. Kingsley for Good Reason, death, disability or a change in control of the Company. Mr. Kingsley will forfeit any unvested awards if he is terminated by the Company for cause or if he resigns without Good Reason.

Mr. Kingsley is eligible to participate in the Supplementary Pension Plan and will be vested with partial benefits once he has worked for the Company continuously to age 55 and will be 100% vested in a full normal benefit as defined in the plan at age 60. Pursuant to the employment agreement, Mr. Kingsley (or his estate) will receive a minimum supplementary pension benefit that increases from year to year based on service in the form of a fully-vested single life annuity commencing at age 60 in the event of termination by the Company without cause, or by Mr. Kingsley for Good Reason, death or disability during the first seven years after his start date.

Upon termination by the Company without cause or by Mr. Kingsley for Good Reason prior to a change in control, Mr. Kingsley will receive two times base salary plus two times target bonus amount, paid ratably over 24 months, and reimbursement for any COBRA premiums paid during his period of COBRA eligibility, subject to the execution of a general release and compliance with restrictive covenants. If such termination occurs within 12 months after a change in control, Mr. Kingsley will receive a lump sum payment of three times base salary and three times target bonus amount, as well as reimbursement for any COBRA premiums paid during his period of COBRA eligibility. In addition, each stock option and restricted stock award is subject to accelerated vesting in the event of termination by the Company without cause, death, disability or a change in control of the Company. Mr. Kingsley will forfeit any unvested awards if he is terminated by the Company for cause or if he resigns without Good Reason.

The employment agreement defines Good Reason as (a) any material breach by the Company of the employment agreement or any agreement referred to in the employment agreement, (b) any material reduction of Mr. Kingsley's authority, duties or responsibilities, (c) a reduction by the Company of Mr. Kingsley’s base salary or target bonus percentage, (d) a material change in the geographic location of the Company's principal headquarters, (e) a change in position to something other than Chief Executive Officer, (f) a requirement that Mr. Kingsley report to anyone other than the Board, (g) a failure of the Board to re-nominate Mr. Kingsley as a member of the Board, or (g) a failure of a successor company to assume the Company’s obligations under the employment agreement.

Other Employment Agreements

General Terms

The Company historically has had employment agreements with its senior executives, including NEOs, that contain certain terms and conditions regarding trade secrets, confidentiality, and invention and patent covenants that apply during and subsequent to employment. In addition, the Company requires employees, including NEOs, to adhere to a number of policies and procedures, primarily relating to business conduct, confidentiality, disparagement, conflicts of interest and cooperation.

Each employment agreement currently in effect, coupled with the aforementioned policies and procedures, provides that during employment, the NEO may not engage in any activity that is competitive to any material extent with the business of the Company, may not disparage the Company, and may not solicit customers and employees of the Company. After termination of employment, the employment agreements generally provide that for 12 to 24 months following separation from service (with the length depending upon the employment agreement), the NEO must abide by similar provisions of non-compete, non-disparagement and confidentiality.

The Company has proactively undertaken an initiative to limit the number of employment agreements in force and reduce the contracted benefits upon the termination of legacy employment agreements. As a result, the employment agreements for NEOs and key employees hired after October 2011 are more streamlined in their approach, better aligned with corporate goals, and more consistent with best practices.

Post-Employment Compensation Terms

The employment agreements provide for various levels of post-employment compensation, depending upon the reason for the separation from service.

Details regarding the possible payments under the employment agreements for the NEOs upon termination of employment or change in control of the Company may be found in the “Potential Payments upon Termination or Change in Control” section of the proxy statement.

With respect to Ms. McDermott and Mr. Baratelli, upon a separation from service due to termination by the Company without cause or by Ms. McDermott or Mr. Baratelli for “good reason”, the executive will receive monthly, for 24 months, a payment equal to 1/12 of annual base salary plus 70% of the maximum bonus percentage multiplied by base salary, and the executive’s unvested RSUs, restricted units and stock options will continue to vest and settle or become exercisable, as appropriate, in the usual manner until the second anniversary of such executive’s separation from service, plus two years of age and service for purposes of the Supplementary Pension Plan, and reimbursement of COBRA premiums for 18 months. The employment contracts define “good reason” as (a) a material diminution in base salary, (b) a material diminution in authority, duties or responsibilities of the executive or of the person to whom the executive is required to report, (c) a material change in geographic location or budget over which the executive retains authority, or (d) any action or inaction that constitutes a material breach by the Company of the contract (“NEO Good Reason”). Upon a change in control, unvested RSUs, restricted units and stock options will immediately vest.

The employment agreements with Ms. McDermott and Mr. Baratelli also provide for its termination upon death or disability, upon the executive reaching age 65, by the executive without NEO Good Reason and for cause by the Company. Upon separation from service on their death or disability, Ms. McDermott and Mr. Baratelli (or their estates, as applicable) will be entitled to an amount equal to the executive’s base salary and prorated bonus compensation to the end of the month in which death or disability occurs, and for 12 months after the month in which death or disability occurs, monthly payments equal to 1/12 of the sum of 50% of base salary and 50% of target bonus percentage multiplied by base salary. Upon separation from service by the Company for cause or by Ms. McDermott and Mr. Baratelli without NEO Good Reason, the executive would not be entitled to any compensation (other than as accrued to the date of the separation from service).

With respect to Ms. Chandy, upon termination by the Company without cause, severance in the aggregate amount equivalent to 12 months of base salary will be paid.

With respect to Mr. Platz’s employment agreement, the Company or Mr. Platz may terminate the contract upon seven months’ notice to the other party, consistent with the terms of employment for senior executives in Europe where Mr. Platz currently resides.

Krasnoff Employment Agreement

Eric Krasnoff retired from the Company as President and Chief Executive Officer during fiscal year 2012. As disclosed in the Company’s fiscal year 2011 proxy statement, the compensation elements of his agreement were longstanding, and have been part of his employment agreement since January 2005 or December 2008, as applicable. Pursuant to his employment agreement, Mr. Krasnoff’s outstanding unvested stock options and RSUs granted under the 2005 Stock Plan and unvested units granted under the MSPP will continue to vest through March 9, 2014 in accordance with their vesting schedules (or upon a change in control of the Company, if earlier), and his stock options will continue to be exercisable until the expiration of their terms. The details of Mr. Krasnoff’s awards may be found in “Outstanding Equity Awards at End of Fiscal Year 2012” below. Mr. Krasnoff also received his base salary from October 3, 2011 through March 9, 2012 ($425,254) and, with respect to fiscal year 2012 for the period August 1, 2011 to October 2, 2011, a pro rata bonus of $222,129 under the 2004 Executive Incentive Bonus Plan (the “2004 EIB Plan”). In addition, Mr. Krasnoff will receive payments of an amount equal to the sum of his base salary (as adjusted annually for CPI) and 70% of maximum bonus (150% of base salary) for two years following his departure date of October 3, 2011 (approximately $3,942,000, excluding CPI increases); $1,478,795 of such amount was paid to Mr. Krasnoff in fiscal year 2012. He received $804,843 under the Company’s retirement programs and $799,290 under the Company’s non-qualified deferred compensation plans in accordance with their terms, including his annual contract pension, and is eligible to receive other amounts under the Company’s retirement programs and non-qualified deferred compensation plans in accordance with their terms. See “Pension Benefits for Fiscal Year 2012” and “Non-qualified Deferred Compensation for Fiscal Year 2012”. Mr. Krasnoff is

also entitled to lifetime medical coverage for himself and his dependents. The Company paid $47,541 in insurance premiums in fiscal year 2012 for Mr. Krasnoff and his dependents. Lifetime medical coverage is not offered to any other NEO, including the Chief Executive Officer.

Mr. Krasnoff’s employment agreement allows for a pension amount to be paid to him, or his estate, for each of the ten years following the second anniversary of his separation from service. Such annual amount will be determined by taking the average of his total cash compensation (salary and cash bonus) for the three full fiscal years out of the last five fiscal years prior to his two-year anniversary from separation from service in which he received the highest total cash compensation, adjusting it for changes in the consumer price index (for years other than the first year of payment), multiplying the result by 60% and subtracting the amount which is the maximum annual benefit payable under Section 415(b)(1)(A) of the Code. The payment of the contract pension is conditioned upon Mr. Krasnoff being available for advisory services to the Company upon request of the Board for up to 15 hours a month and not engaging in any activity competitive to any material extent with Company business without prior Company consent.

BENEFIT PLANS

The Company provides an array of retirement plans for its employees around the world. Each NEO is covered under one or more of the following benefit plans. Additional financial information regarding the plans is provided in the “Pension Benefits for Fiscal Year 2012” table and the “Non-Qualified Deferred Compensation for Fiscal Year 2012” table below.

Cash Balance Pension Plan

The Cash Balance Pension Plan is a funded, tax-qualified defined benefit plan that covers eligible employees in the United States and Puerto Rico.

Participation

Eligible employees may participate in the Company’s Cash Balance Pension Plan on August 1st after completing six months of service and attaining age 20½. Ms. McDermott and Mr. Baratelli are participants in the Cash Balance Pension Plan. Mr. Krasnoff received benefits from this plan in fiscal year 2012. Mr. Kingsley and Ms. Chandy were not eligible to participate in fiscal year 2012.

Pensionable Compensation

Eligible compensation under this plan includes the total compensation received by a participant for the plan year, including overtime pay and bonuses, subject to a limit under Section 401(a)(17) of the Code (which limit was $245,000 for fiscal year 2012).

Benefit Formula

Pension benefits are based on a participant’s hypothetical account balance. Each year the account balance is increased by compensation credits and interest credits.

  The compensation credit is added to the cash balance account on the last day of the plan year (or end of month of termination, if earlier) and is calculated by multiplying eligible compensation by a percentage. This percentage is determined by “points” which are equal to the sum of age and years of service as of the first day of each plan year. For less than 45 points, the credit is 2.5%; for 45-54 points, it is 3%; for 55-64 points, it is 4%; and for 65 or more points, it is 5%. In addition, those participants who were participants as of August 1, 1999 and who were age 50 with at least ten years of service, will receive an additional compensation credit of 2% for each plan year that the participant remains an employee.

  Interest credits are added to the cash balance account on the last day of each plan year based on the average of the constant maturity one-year Treasury Bill rate for the month of June preceding the plan year in which the account is to be credited, not less than the minimum interest crediting rate of 1.68%. In addition, interest credits on one-half of the compensation credit earned during the plan year are also added to the account balance at the end of the plan year. Interest credits continue to be added to the account balance until the benefit is paid.

Vesting

A participant becomes 100% vested in his or her benefits after three years of service or, while in service, the participant attains the normal retirement age (age 65), dies, or becomes disabled.

Form of Benefit Payments

If the participant is married, the normal form of payment is a joint and 50% survivor annuity. If the participant is not married, the normal form is a life annuity. The annuity is determined by converting the cash balance account to the actuarial equivalent monthly retirement benefit. In addition to the normal forms of payment described above, there are other optional forms of payment (lump sum and annuity) all of which are actuarially equivalent to the life annuity.

Timing of Benefit Payments

A vested participant who terminates employment may elect to receive either an immediate lump sum distribution equal to the participant’s account balance at his or her benefit commencement date or one of the annuity forms noted above.

Supplementary Pension Plan

The purpose of the Supplementary Pension Plan is to assure certain executives a specified level of retirement benefit over and above what would be payable under the Company’s tax-qualified Cash Balance Pension Plan. As noted earlier in the “Post Fiscal Year End Events” section of the proxy statement, the compensation committee approved an alternative defined contribution plan for current and newly-hired senior management level employees who are not members of the Supplementary Pension Plan.

Participation

All participants must be approved for membership by the compensation committee. Mr. Kingsley, Mr. Krasnoff, Ms. McDermott, and Mr. Baratelli are participants in the Supplementary Pension Plan.

Pensionable Compensation

Eligible compensation is based on a participant’s final average compensation. Final average compensation means one-third of the participant’s aggregate compensation for the three years in which his or her compensation was the highest out of the last five years in which he or she participated in the plan. Compensation includes salary and bonus payments but does not include fringe benefits, equity awards or Company contributions to any retirement plans, including the 401(k) Plan and Supplementary Profit-Sharing Plan.

Normal Retirement Benefit

The plan provides a pension benefit to vested members who have separated from service. The benefit is payable monthly and commences on the first day of the month following the member’s normal retirement date (the last day of the month coinciding with or immediately following attainment of age

65), and is equal to 1/12 of 50% of the member’s final average compensation, reduced by the sum of the total monthly pension payable under all other Company pension programs and the participant’s primary social security benefit.

Vesting

A participant is vested in his or her benefit under the plan if he or she (a) is employed by the Company on either his or her 60th birthday or, if later, the fifth anniversary of his or her participation in the plan, or (b) has been employed by the Company for a period of at least 25 years, or (c) holds the position of Executive Vice President of the Company. Payments under the Supplementary Pension Plan are conditioned upon the participant, both before and after termination of employment, abiding by secrecy and invention agreements and certain non-compete provisions set forth in the plan. Payments under the plan are also forfeited if the participant is terminated by the Company for gross negligence or willful misconduct.

Early and Late Retirement

A participant will receive his or her benefit payments under the plan upon retirement at or after age 60 with no reduction in benefits. If a participant retires after age 65, his or her benefit payments will be calculated using the higher of (a) the amount under the plan’s regular formula, or (b) the amount under the formula using the participant’s final average compensation based upon the year in which the participant turned 65 (and looking back over his or her four years prior to that year) and multiplying the result by the percentage increase, if any, in the consumer price index for the month immediately preceding the commencement of benefit payments over the month in which the participant turned 65.

Disability

A participant who retires as a result of disability will receive his or her benefit payments beginning six months after such disability (regardless of the participant’s age) and continuing only during the period of such disability, provided that if a participant ceases to suffer a disability after he or she has attained age 65, his or her benefit payments will continue during his or her lifetime with no reduction in benefits.

Change in Control

Upon a change in control, each plan participant whose employment with the Company terminates for any reason (other than death) shall be fully vested in his or her account.

Form of Benefit Payments

Although the benefit under the plan is calculated in terms of lifetime monthly payments, a participant may elect to take the actuarial equivalent in any form of payment offered under the Cash Balance Pension Plan (or other retirement plan) other than a single lump sum.

Supplementary Profit-Sharing Plan

The Supplementary Profit-Sharing Plan was originally designed to provide to executive officers affected by the limitations under the tax-qualified 401(k) Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company did not make a contribution to the Supplementary Profit-Sharing Plan for fiscal year 2012. Previously, the Company may have contributed to the plan a percentage of the base salary and bonus of plan participants that was in excess of the limitations on compensation provided in Section 401(a)(17) of the Code. The percentage contribution was based on a ratio of the Company’s aggregate profit-sharing contributions under its qualified 401(k) Plan (formerly known as the Profit Sharing Plan) to the aggregate of all compensation of all tax-qualified 401(k) Plan participants (as limited by the Code). Since the 401(k) Plan no longer permits profit-sharing contributions, the Company did not make a contribution to the Supplementary Profit-Sharing Plan.

NEO Participation

Mr. Krasnoff and Ms. McDermott were both participants in the Supplementary Profit-Sharing Plan during fiscal year 2012, since they were both eligible to participate in the plan and employed when the Company made contributions to this plan.

Employee Contributions

No employee contributions are permitted under the Supplementary Profit-Sharing Plan.

Vesting

Mr. Krasnoff and Ms. McDermott are both fully vested in their Supplementary Profit-Sharing Plan account balances.

Investment Earnings

The plan credits participants with earnings on their account balances based on participant-directed hypothetical investments in the range of Fidelity mutual funds offered under the 401(k) Plan. Based upon their hypothetical investments, the participating NEOs had the following annual rates of return with respect to their Supplementary Profit-Sharing Plan accounts for fiscal year 2012: Eric Krasnoff: 2.4% and Lisa McDermott: 2.6%.

Form of Benefit Payments

The amount of the participant’s vested account balance is paid from the plan in a lump sum upon separation from service with the Company. Mr. Krasnoff was paid out of the plan in full during the fiscal year, in connection with his retirement from the Company.

Versorgungsordnung 2005

The Company maintains the Versorgungsordnung 2005 (the “VO 2005”) which covers certain employees based in Germany. The VO 2005 is a defined contribution plan for future service covering all employees of Pall GmbH and Pall Deutschland Holding GmbH & Co. KG, subsidiaries of the Company, whose service started earlier than July 1, 2003 and who were previously a member of the Versorgungsordnung July 31, 1989 defined benefit arrangement. This plan provides a monthly pension (with an option to choose a lump sum) and benefits in case of early retirement (before age 65), disability and death.

NEO Participation

Mr. Platz is a participant in the VO 2005.

Grandfathered Defined Benefits

Pensionable Compensation: Eligible compensation used for determining benefits under this plan was 13 times monthly base salary that was in effect in November of each plan year.

Benefit Formula: Benefits under the defined benefits portion of the VO 2005 increase only with salary growth indexation.

Vesting: Participants who had been grandfathered into the defined benefits portion of the VO 2005 plan became fully vested in their defined benefits pension rights.

Form of Benefit Payments: Under the plan, retirement benefits are paid to employees in the form of a life annuity or the employee may choose to receive payment in a lump sum. The plan also provides for a surviving spouse or child benefit of 60% and 10%, respectively, of the participant’s pension.

Timing of Benefit Payments: Payments under the VO 2005 are paid upon early retirement (with a reduction factor equal to 0.5% per month of early retirement with a maximum reduction of 18%), upon reaching the retirement age of 65, or upon disability.

Defined Contribution Benefits

Company Contributions: Company contributions are based on a formula that takes into account the prior year’s actual contribution, as well as a percentage of the current year’s base salary increase (inclusive of a weighting factor applicable to certain levels of base salary increase and an individual factor multiplier).

Employee Contributions: The plan does not permit employee contributions.

Vesting: Full vesting is generally attained after five years of service. Mr. Platz is fully vested in his benefits under the VO 2005.

Investment Earnings: Investment earnings are based on the underlying insurance contracts.

Form of Benefit Payments: The VO 2005 provides a monthly benefits payment, with an option to choose a lump sum, and also includes benefits in case of early retirement (before normal retirement age of 65), disability and death.

Versorgungsordnung 2006

The Company maintains the Versorgungsordnung 2006 (the “VO 2006”) which is a defined contribution plan for certain Germany-based employees. Employees of Pall GmbH and Pall Deutschland Holding GmbH & Co KG hired after July 1, 2006 are generally eligible to participate in the VO2006.

NEO Participation

Mr. Baratelli was an active participant under the VO 2006 until 2009, at which time, the Company ceased contributing to his VO 2006 plan.

Company Contributions

The Company provides contributions equal to 3% of base salary up to the social security contribution ceiling, and 9% of base salary above the social security contribution ceiling for each active participant.

Employee Contributions

The plan does not permit employee contributions.

Investment Earnings

Investment earnings are based on the underlying insurance contracts.

Vesting

Full vesting is generally attained after five years of service. Mr. Baratelli is fully vested in his benefit under the VO 2006.

Form of Benefit Payments

Payments under the VO 2006 will be based on Mr. Baratelli’s account balance at the time of retirement, and can be paid for normal retirement (age 65), early retirement, disability or death. Payment may be in the form of a life annuity or a lump sum.

Switzerland Pillar 2 Plan

The Company maintains the Swiss Pillar 1 and Pillar 2 plans, an occupational pension for the Company’s employees based in Switzerland. Swiss Pillar 1 is the basic state pension system in Switzerland. Pillar 2 (BVG/LLP) contains a mandatory element which needs to be established by all employers, and a supplementary element which consists of discretionary benefits funded by both the employer and the employee. The following information focuses on Pillar 2. During the fiscal year ended July 31, 2012, Mr. Baratelli was a participant in the Pillar 2 system for approximately one month prior to his relocation to the U.S.

NEO Participation

During the fiscal year ended July 31, 2012, Mr. Baratelli was a participant in the Swiss Pillar 1 and Pillar 2 plans.

Company Contributions

Company contributions to the mandatory and discretionary element of Pillar 2 are based on a legally-mandated tiered scale according to age. There is a limit of 25% of annual base salary that can be paid into the Swiss pension plan in both employee and employer contributions up to a maximum of 25% of CHF 800,000 or CHF 200,000 per annum.

Employee Contributions

Employee contributions are required under the mandatory element of Pillar 2, and are discretionary on the part of the employee in the supplementary element of Pillar 2. Similar to company contributions, employee contributions are based on a legally-mandated tiered scale according to age.

Vesting

There is no vesting schedule associated with Swiss Pillar 2. As such, Mr. Baratelli is fully vested in his Pillar 2 benefits.

Investment Earnings

Investment earnings are based on the underlying insurance contracts and in accordance with mandatory minimum interest rates.

Form of Benefit Payments

Payments under the plan are based on the participant’s pensionable income and years of service and are paid upon early retirement, upon the participant reaching the retirement age (age 65 for men and 64 for women), or upon the participant’s disability or death. Benefits under the plan may be made in the form of a life annuity, lump sum or a combination of the two.

UK Money Purchase Agreement

The Company maintains the Money Purchase Arrangement (the “MPP”) which is the defined contribution component of the Pall (UK) Pension Fund. The Pall (UK) Pension Fund was initially a defined benefit plan that was later closed to new entrants. At that time, the MPP was established as a replacement defined contribution plan. The MPP was closed to future contributions at the end of December 2008 and replaced by a Group Personal Pension arrangement.

NEO Participation

Mr. Baratelli is no longer an active participant in the MPP. Mr. Baratelli has only accrued benefits under the MPP as he left the UK in 2004.

Company Contributions

Company contributions to the MPP were discontinued in 2008; therefore, Mr. Baratelli is no longer entitled to Company contributions under the MPP.

Vesting

There is no vesting schedule associated with the MPP. Mr. Baratelli is fully vested in his MPP benefits.

Investment Earnings

Investment earnings are based on the underlying performance of the funds invested in the plan.

Form of Benefits Payments

Participants receive benefits upon retirement (there is no compulsory retirement age), or earlier upon successful application to the plan Trustees or Company. Participants may receive benefits in the form of a life annuity or may choose to receive part of the benefit as a lump sum payment.

PERQUISITES

Generally, the Company does not provide many perquisites to its NEOs. In an effort to reduce the perquisites provided to the NEOs, in fiscal year 2012 the compensation committee eliminated the car allowance and reimbursement for financial advisory services on a prospective basis for executive officers, including NEOs, in the U.S. On assignment in Europe, Mr. Platz received a car allowance during fiscal year 2012. The Company also provided club memberships for Mr. Kingsley and Ms. McDermott. The compensation committee added an annual physical at the Company’s expense as a perquisite for NEOs and certain senior executives. This perquisite is believed to not only benefit the senior executives, but also the Company and shareholders.

WELFARE BENEFITS

The NEOs participate in the same health and welfare benefits, (health, life and disability insurance) on the same terms as all other employees of the Company. The NEOs are not entitled to receive any health benefits as retirees, other than Mr. Krasnoff whose contract provides for lifetime medical coverage for him, his spouse and his minor children. Mr. Krasnoff’s benefits consist of the same coverage and benefits as are provided under the hospitalization, medical and dental plans maintained by the Company for its non-unionized U.S. employees.

TAXES

The Code limits the deductibility for federal income tax purposes of executive compensation paid by public companies to certain of their executive officers. Under Section 162(m) of the Code, the Company is not permitted to deduct compensation of the Chief Executive Officer or the three other most highly paid executive officers (other than the Chief Financial Officer) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of “performance-based compensation.”

The Company intends that cash bonuses and certain equity grants (including stock options) granted under the EIB Plan and the 2012 Stock Plan, respectively, meet the statutory definition of “performance-based compensation.” However, from time to time the Company may award certain bonuses and equity grants that are not deductible under Section 162(m). For example, RSUs granted under the 2012 Stock Plan and matching units credited under the MSPP and any dividend equivalents on such units do not qualify as performance-based compensation. Only Mr. Kingsley and Ms. McDermott are impacted by Section 162(m). Nonetheless, the Company believes that the potential loss of a tax deduction is justified by the rationale for these awards.

Compensation Committee Report

The compensation committee reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report by the compensation committee is not to be deemed filed under the Securities Act or the Exchange Act, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the compensation committee, submit this report to the Company’s shareholders.

Compensation Committee
Cheryl W. Grisé (Chair)
Daniel J. Carroll, Jr.
Robert B. Coutts
Ronald L. Hoffman
November 12, 2012

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, Daniel J. Carroll, Jr., Robert B. Coutts, Cheryl W. Grisé, Ronald L. Hoffman, Dennis Longstreet (until June 1, 2012) and Edwin W. Martin, Ph.D. (until December 14, 2011) served on the compensation committee of the Board. None of the persons who served on the compensation committee are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the Board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board.

COMPENSATION TABLES

The tables, footnotes and narratives below provide information regarding the compensation, benefits and equity holdings in the Company for each of the NEOs including Eric Krasnoff, the Company’s former President and Chief Executive Officer, and Robert Kuhbach, the Company’s former Senior Vice President, General Counsel and Corporate Secretary. Mr. Kuhbach would have been one of the three most highly compensated executive officers, other than the Chief Executive Officer or the Chief Financial Officer, if he had continued to serve as an executive officer on the last day of fiscal year 2012. As Mr. Kuhbach is not entitled to any benefits and does not own any equity in Pall, he is only included in the Summary Compensation Table.

Summary Compensation Table

The following table sets forth the compensation of each of the NEOs for the fiscal years shown.

Name and	Year	Salary(1)	Bonus(2)	Stock	Option	Non-Equity	Change in Pension	All Other	Total
Principal Position				Awards(3)	Awards(4)	Incentive Plan	Value and Non-	Compensation(7)
						Compensation(5)	Qualified Deferred
							Compensation
							Earnings(6)
		($)	($)	($)	($)	($)	($)	($)	($)
Lawrence Kingsley	2012	767,308	$1,500,000	12,387,213	7,866,702	1,025,000	10,144,829	171,457	33,862,509
President & CEO

Lisa McDermott	2012	491,346	-	579,706	575,006	389,992	1,658,117	14,500	3,708,667
CFO & Treasurer	2011	415,000	-	1,000,000	500,006	435,750	534,323	25,267	2,910,346
	2010	371,400	-	429,992	540,004	389,970	460,020	25,907	2,217,293
Yves Baratelli	2012	483,831	-	352,864	349,999	356,267	4,033,705	181,050	5,757,716
President,	2011	487,000	-	292,500	292,502	511,350	-	109,957	1,693,309
Pall Life Sciences
Wolfgang Platz	2012	487,000	$61,066	252,046	250,002	349,735	147,914	67,925	1,615,688
President,	2011	457,277	-	-	-	349,523	366,708	123,710	1,297,218
Pall Europe
Ruby Chandy	2012	140,385	-	470,112	225,008	105,017	-	291,848	1,232,370
President,
Pall Industrial
Robert Kuhbach(8)	2012	-	-	-	-	-	-	1,320,000	1,320,000
Former General
Counsel
Eric Krasnoff	2012	610,148	-	-	-	222,129	5,543,116	1,532,955	7,908,348
Former President	2011	928,393	-	-	-	1,392,590	1,068,150	48,782	3,437,915
& CEO	2010	918,292	-	2,499,993	1,600,000	1,377,438	3,591,891	51,435	10,039,049

(1)	For Mr. Kingsley, Ms. Chandy and Mr. Krasnoff, the base salary amounts are prorated for earnings in fiscal year 2012. Mr. Baratelli received one month’s pay in Swiss francs. Using the average Swiss franc to USD exchange rate for fiscal year 2012 of 1.101519, the economic value of his annual salary was $491,185. In addition, due to the timing of Mr. Baratelli’s payments going from a monthly to biweekly pay cycle, his actual earnings were $483,831 for fiscal year 2012, based on the exchange rate (.9325) at the time of his promotion.

Mr. Platz received his base salary in Euros. The reported annualized amount reflects the U.S. dollar amount approved by the compensation committee on March 30, 2011. The economic value of Mr. Platz’s base salary in fiscal year 2012 was 362,782 Euros when converted based on the average Euro to USD exchange rate for fiscal year 2012 of 1.327531 is $481,604.

(2)	The amounts reflect sign-on bonuses paid to Mr. Kingsley upon hire and to Mr. Platz upon relocation. Mr. Platz’s amount was converted to U.S. dollars based on the average Euro to USD exchange rate for fiscal year 2012 of 1.327531.

(3)	The amounts reflect the grant date fair value, calculated in accordance with U.S. generally accepted accounting principles for each NEO for the employer matching restricted units and RSUs granted to the NEO in each fiscal year under the MSPP and the 2012 Stock Plan, respectively. For additional information regarding the assumptions made in calculating these amounts, see the consolidated financial statements of the Company’s Annual Report on Form 10-K, Note 15.

(4)	The amounts reflect the grant date fair value, calculated in accordance with U.S generally accepted accounting principles, for each NEO for stock options granted to the NEO in each fiscal year under the 2012 Stock Plan. For additional information regarding the assumptions made in calculating these amounts, see the consolidated financial statements of the Company’s Annual Report on Form 10-K, Note 15.

(5)	Reflects annual bonus paid to the NEO under the Company’s EIB Plan in fiscal year 2012, other than Mr. Krasnoff whose annual bonus was paid under the 2004 EIB Plan. For Mr. Kingsley and Ms. Chandy, the annual bonus amounts are pro rated due to partial year earnings. Mr. Baratelli received a portion of his fiscal year 2012 bonus in Swiss francs. Using the average Swiss franc to USD exchange rate for fiscal year 2012 of 1.101519, the economic value of Mr. Baratelli’s bonus was $361,548.

The economic value of Mr. Platz’s bonus in fiscal year 2012 was 260,530 Euros when converted based on the average Euro to USD exchange rate for fiscal year 2012 of 1.327531 is $345,861.

Mr. Platz received an adjusted bonus amount of 15,462 Euros in November 2011 after the 2011 proxy statement was filed for a total adjusted bonus amount of 275,833.62 Euros for fiscal year 2011 which, converted at the exchange rate used in the 2011 proxy statement (1.3424) would be $370,279.

(6)	The amounts represent the aggregate increase in the actuarial present value of accumulated benefits under the Company’s tax-qualified Cash Balance Pension Plan, non-qualified Supplementary Pension Plan, in the case of Mr. Krasnoff, a contract pension, and in the case of Mr. Platz, the VO 2005 based on the average Euro to USD exchange rate for fiscal year 2012 of 1.327531. See “Pension Benefits for Fiscal Year 2012” for further information.

(7)	The amounts reported in All Other Compensation represent the aggregate incremental cost to the Company in fiscal year 2012 of the following:

Lawrence Kingsley	•	Company contributions to the 401(k) Plan
	•	Relocation related expenses ($156,157)
	•	Club memberships
	•	Company paid health exam

Lisa McDermott	•	Company contributions to the 401(k) Plan
	•	Company car allowance
	•	Club memberships

Yves Baratelli	•	Company contributions to Switzerland Pillar Two Plan
	•	Company car allowance
	•	Fees for tax preparation and planning
	•	Relocation related expenses ($152,597)

Ruby Chandy	•	Company contributions to the 401(k) Plan
	•	Relocation related expenses ($287,636)

Wolfgang Platz	•	Company contributions to Versorgungsordnung 2005 ($41,014)
	•	Company car allowance ($20,248)
	•	Fees for tax advice and tax assistance

Eric Krasnoff	•	Severance payments in accordance with his contract ($1,478,795)
	•	Company car allowance
	•	Insurance premiums for retiree health coverage ($47,541)

Robert Kuhbach	•	Fees pertaining to his consulting agreement with the Company ($1,320,000) – see footnote 8 below for additional information regarding Mr. Kuhbach’s consulting agreement.

The amounts for All Other Compensation for Mr. Baratelli were converted to USD based on the average Swiss franc to USD exchange rate for fiscal year 2012 of 1.101519. The amounts for All Other Compensation for Mr. Platz were converted to USD based on the average Euro to USD exchange rate for fiscal year 2012 of 1.327531.

(8)	In connection with the announcement of an executive management change in January 2011, the Company entered into a consulting agreement with Mr. Kuhbach, on February 2, 2011, which was amended in March 2012. Under the terms of that consulting agreement, Mr. Kuhbach was named Senior Vice President, General Counsel and Corporate Secretary pending the appointment of a permanent General Counsel and Corporate Secretary. Mr. Kuhbach received a monthly fee of $120,000 and was reimbursed for travel and other expenses incurred in connection with his services. The compensation committee determined that Mr. Kuhbach’s compensation was commensurate with his extensive experience as a former General Counsel and Chief Financial Officer at Dover Corporation. The term of the agreement was from January 28, 2011 to June 30, 2012.

For further information regarding the compensation set forth in the Summary Compensation Table, see “Compensation Discussion and Analysis” and “Pension Benefits for Fiscal Year 2012.”

Grants of Plan-Based Awards for Fiscal Year 2012

The following table provides information concerning equity and non-equity incentive awards granted to the NEOs under the EIB Plan, the 2005 Stock Plan, the 2012 Stock Plan and the MSPP during fiscal year 2012. There can be no assurance that the grant date fair value of stock and option awards reported below will ever be realized by the NEOs.

Name	Grant	Estimated Future Payouts Under			All Other		All Other	Exercise or	Grant Date Fair Value of
	Date	Non-Equity Incentive Plan Awards(1)			Stock Awards:		Option Awards:	Base Price	Stock and Option Awards(10)
					Number of		Number of	of Option	($)
					Shares of		Securities
					Stock or Units(7)		Underlying	Awards(9)
		Threshold	Target	Maximum			Options(8)		Options	Stock
									Awards	Awards
		($)	($)	($)	(#)		(#)	($/Sh)	($)	($)
Lawrence Kingsley	10/3/2011						169,800 (2)	$41.00	$2,000,244
	10/3/2011				48,800	(2)				$2,000,800
	10/3/2011						307,000 (3)	$41.00	$3,616,460
	10/3/2011				198,000	(3)				$8,118,000
	1/18/2012						133,136	$59.75	$2,249,998
	1/18/2012				37,965	(4)				$2,268,413
		479,568	959,135	1,995,001
Lisa McDermott	1/18/2012						34,024	$59.75	$575,006
	1/18/2012				9,702	(4)				$579,706
		198,333	396,667	773,500
Yves Baratelli	1/18/2012						20,710	$59.75	$349,999
	1/18/2012				5,906	(4)				$352,864
		173,635	347,270	677,177
Wolfgang Platz	1/18/2012						14,793 (4)	$59.75	$250,002
	1/18/2012				4,218	(4)				$252,046
		170,450	340,900	664,755
Ruby Chandy	4/11/2012						13,670 (2)	$57.78	$225,008
	4/11/2012				3,858	(2)				$222,924
	4/11/2012				3,429	(5)				$198,155
	7/31/2012				1,836	(6)				$98,065
		49,135	98,269	191,625
Eric Krasnoff		254	178,765	253,568

(1)	Threshold represents the bonus payable to the NEO under the EIB Plan, and with respect to Mr. Krasnoff, the 2004 EIB Plan, if the threshold, or lowest possible achievement that would yield a bonus payment, is obtained. Target represents the bonus payable to the NEO under the EIB Plan or the 2004 EIB Plan, as appropriate, if the performance target is obtained. Maximum represents the bonus payable to the NEO under the EIB Plan or the 2004 EIB Plan, as appropriate, if highest performance results are achieved including a performance multiplier. For Mr. Kingsley and Ms. Chandy, the amounts are based on pro rated base salary earned for fiscal year 2012. For Mr. Krasnoff, the target is calculated at 70.5% of maximum bonus and based on pro rated base salary earned for fiscal year 2012.

(2)	Represents awards of RSUs and stock options granted upon hire as an initial grant under the 2005 Stock Plan. The RSUs will vest in full and be settled in common stock on a one-for-one basis on the fourth anniversary of the date of grant. Options vest per footnote 8 below.

(3)	Represents awards of RSUs and stock options granted upon hire as a transitional grant under the 2005 Stock Plan. The RSUs will vest in full and be settled in common stock on a one-for-one basis with fifty percent of the RSUs vesting on the second anniversary of the date of grant and the remaining fifty percent vesting on the fourth anniversary of the date of grant. Options vest per footnote 8 below.

(4)	Represents the number of RSUs granted to the NEO as an annual award under the 2012 Stock Plan. These RSUs will vest in full and be settled in common stock on a one-for-one basis on the fourth anniversary of the date of grant.

(5)	Represents awards granted upon hire as a transitional grant under the 2012 Stock Plan. The RSUs will vest in full and be settled in common stock on a one-for-one basis on the second anniversary of the date of grant.

(6)	Represents the number of restricted units acquired under the MSPP before Ms. Chandy became a NEO. The number of restricted units shown as granted resulted from pretax deferrals of base salary for Ms. Chandy as well as employer matching units granted with respect to units acquired by the NEO with all pretax contributions. These restricted units will vest in full and be settled in common stock on a one-for-one basis on the fourth anniversary of the date of grant.

(7)	Represents the number of RSUs granted under the 2005 Stock Plan and 2012 Stock Plan. Dividend equivalent units are earned on all restricted units outstanding at the time the Company’s quarterly dividend is paid, based on the closing stock price on the dividend payment date, and vest at the same time as the restricted units to which they relate.

(8)	Represents the number of non-qualified stock options granted to the NEO under the 2005 Stock Plan and 2012 Stock Plan. The options granted vest 25% on each of the first four anniversaries of the date of grant. All stock options will expire on the seventh anniversary of the date of grant.

(9)	Exercise price is based upon the closing price of a share of common stock as reported in the NYSE Composite Transactions on the date of grant.

(10)	Represents the grant date fair value of the RSUs and the Black Scholes value ($11.78 for October 3, 2011 grant; $16.90 for January 18, 2012 grant; and $16.46 for April 11, 2012 grant) for the stock option awards granted to the NEO.

Outstanding Equity Awards at End of Fiscal Year 2012

The following table provides information regarding unexercised options and unvested RSUs and restricted units outstanding for each NEO as of July 31, 2012.

Name	Option Awards(1)					Stock Awards(1)
	Number of	Number of	Option	Option	Option	Number of		Market Value	Scheduled
	Securities	Securities	Grant	Exercise	Expiration	Shares or		of Shares or	Vesting
	Underlying	Underlying	Date(2)	Price	Date	Units of		Units of	Date
	Unexercised	Unexercised				Stock That		Stock That
	Options	Options				Have Not		Have Not
	Exercisable	Unexercisable				Vested		Vested (3)
	(#)	(#)		($)		(#)		($)
Lawrence Kingsley	-	169,800	10/3/2011	$41.00	10/3/2018	100,021	(4)	$5,342,122	10/3/2013
	-	307,000	10/3/2011	$41.00	10/3/2018	149,325	(4)	$7,975,448	10/3/2015
	-	133,136	1/18/2012	$59.75	1/18/2019	38,229	(4)	$2,041,811	1/18/2016
Lisa McDermott	28,312	-	4/2/2008	$35.75	4/2/2015	12,038	(5)	$642,950	9/26/2012
	48,119	17,429	1/21/2009	$26.16	1/21/2016	17,112	(4)	$913,952	1/21/2013
	25,690	25,690	1/20/2010	$37.22	1/20/2017	4,471	(5)	$238,796	9/25/2013
	7,951	23,856	2/3/2011	$54.09	2/3/2018	10,042	(4)	$536,343	1/20/2014
	-	34,024	1/18/2012	$59.75	1/18/2019	9,438	(4)	$504,084	2/3/2013
						9,438	(4)	$504,084	2/3/2015
						9,770	(4)	$521,816	1/18/2016
Yves Baratelli	3,200	-	7/27/2006	$25.85	7/27/2013	7,251	(4)	$387,276	7/16/2013
	2,610	-	7/17/2007	$48.72	7/17/2014	5,521	(4)	$294,877	2/3/2015
	4,150	-	7/15/2008	$39.02	7/15/2015	5,947	(4)	$317,629	1/18/2016
	4,651	13,956	2/3/2011	$54.09	2/3/2018
	-	20,710	1/18/2012	$59.75	1/18/2019
Wolfgang Platz	2,400	-	7/27/2006	$25.85	7/27/2013	2,368	(4)	$126,475	7/16/2013
	1,750	-	7/17/2007	$48.72	7/17/2014	5,075	(4)	$271,056	7/14/2014
	4,150	-	7/15/2008	$39.02	7/15/2015	4,248	(4)	$226,886	1/18/2016
	2,955	985	7/16/2009	$28.11	7/16/2016
	1,925	1,925	7/14/2010	$36.64	7/14/2017
	-	14,793	1/18/2012	$59.75	1/18/2019
Ruby Chandy	-	13,670	4/11/2012	$57.78	4/11/2019	3,442	(4)	$183,837	4/11/2014
						3,872	(4)	$206,804	4/11/2016
						1,836	(5)	$98,061	7/31/2016
Eric Krasnoff	190,000	-	4/2/2008	$35.75	4/2/2015	69,457	(4)	$3,709,698	1/21/2013
	82,500	27,500	1/21/2009	$26.16	1/21/2016	69,738	(4)	$3,724,707	1/20/2014
	76,118	76,118	1/20/2010	$37.22	1/20/2017

(1)	Stock options and RSUs were granted under the 2005 Stock Plan and the 2012 Stock Plan. Restricted units were granted under the MSPP. RSUs and restricted units include any associated dividend equivalent units.

(2)	Stock options are scheduled to vest 25% on each of the first four anniversaries of the date of grant.

(3)	Represents the number of shares multiplied by the closing price of common stock on July 31, 2012 ($53.41) (with rounding of fractional RSUs and restricted units).

(4)	Represents RSUs (including associated dividend equivalent units) granted to the NEO pursuant to the 2005 Stock Plan and the 2012 Stock Plan.

(5)	Represents restricted units (including associated dividend equivalent units) granted to the NEO under the MSPP as a result of pretax base salary and bonus deferrals and employer matching units granted with respect to restricted units acquired by the named executive officer with pretax contributions.

Stock Option Exercises and Stock Vested for Fiscal Year 2012

The following table sets forth information regarding the shares acquired upon vesting of RSUs and the value realized from stock options exercises under Pall’s equity plans by the NEOs during fiscal year 2012.

Name	Option Awards		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise(1)	Acquired on	on Vesting(1)(2)
	Exercise		Vesting(2)
	(#)	($)	(#)	($)
Lawrence Kingsley	-	-	-	-
Lisa McDermott	-	-	26,266	1,566,769
Yves Baratelli	3,200	80,136	12,201	592,681
Wolfgang Platz	5,400	184,883	2,040	107,810
Ruby Chandy	-	-	-	-
Eric Krasnoff	110,000	3,139,400	51,276	3,077,083

(1)	Value based on the closing stock price as reported in the NYSE Composite Transactions on the vesting/exercise date.

(2)	RSUs were granted under the 2005 Stock Plan and restricted units were granted under the MSPP and include any associated dividend equivalent units. The MSPP numbers and values reported include the vesting of restricted units acquired with pretax employee contributions (11,123) shares and employer matching contributions (11,123), plus the dividend equivalents (1,547) of pre-tax employee contributions and matching employer units.

Pension Benefits for Fiscal Year 2012

The following table sets forth the present value as of July 31, 2012 of accumulated benefits under each plan that provides for pension benefits to the NEOs at, following, or in connection with retirement.

Name	Plan Name	Number of Years	Present Value of	Payments During
		Credited Service (1)	Accumulated	Last Fiscal Year (4)
			Benefit (2)
		(#)	($)	($)
Lawrence Kingsley	Supplementary Pension	1	$10,144,829	-
	Cash Balance Pension	1	$0	-
Lisa McDermott	Supplementary Pension	13	$4,227,543	-
	Cash Balance Pension	13	$64,103	-
Yves Baratelli	Supplementary Pension	7	$4,028,225	-
	Cash Balance Pension	7	$5,480	-
Wolfgang Platz	Versorgungsordnung 2005 (3)	23.75	$1,167,447	-
Ruby Chandy	Supplementary Pension	-	-	-
	Cash Balance Pension	-	-	-
Eric Krasnoff	Employment Contract	36	$11,034,618	$260,859
	Supplementary Pension	36	$16,931,844	$346,448
	Cash Balance Pension	36	$11,037	$197,536

(1)	The number of years of credited service and actual service do not differ for any NEO for any plan.

(2)	“Present value of accumulated benefit” is a calculation that estimates the cash value as of July 31, 2012 of the pension benefit that has been earned by each NEO. It is based on various assumptions, including assumptions about future interest rates, inflation, mortality and retirement dates as follows:

  Discount rate: 3.40%,

  Mortality: Combined healthy white collar RP2000 generational table for males and females, for all but Mr. Platz, and for Mr. Platz Heubeck 2005 G, and

  Assumed retirement/commencement of benefits date:

    Supplementary Pension Plan: the later of age 60 and the age of the NEO at July 31, 2012 for all but Mr. Krasnoff,

    Cash Balance Pension Plan: 65 for all but Mr. Krasnoff,

    Mr. Krasnoff’s Supplementary Pension Plan, November 1, 2013, Cash Balance Pension Plan, November 1, 2012 (for bonus accrued during fiscal year ended July 31, 2012), and Employment Contract Pension, November 30, 2013.

(3)	The retirement age under the Versorgungsordnung 2005 is 65. The Euro to USD exchange rate of 1.327531 was used for Mr. Platz’s amount.

(4)	The amounts listed for the Contract Pension and Supplementary Pension Plan represent an acceleration of these benefits solely to satisfy tax liabilities.

Non-Qualified Deferred Compensation for Fiscal Year 2012

The following table summarizes transactions and balances with respect to each NEO’s account under the Company’s non-qualified deferred compensation plans, other than defined benefit arrangements, for fiscal year 2012. We note that the Company did not make any contributions to the Supplementary Profit-Sharing Plan for fiscal year 2012.

Name	Plan Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY (1)(2)	Distributions	Last FYE (3)(4)
		($)	($)	($)	($)	($)
Lawrence Kingsley	Supplementary Profit Sharing Plan	-	-	-	-	-
Lisa McDermott	Supplementary Profit Sharing Plan	-	-	83	-	3,318
	Management Stock Purchase Plan	-	-	41,615	-	490,609
Yves Baratelli	Supplementary Profit Sharing Plan	-	-	-	-	-
	Management Stock Purchase Plan	-	-	-	-	-
	Versorgungsordnung 2006 (5)	-	-	2,659	-	70,964
	Pillar 2 Plan (6)	4,819	8,698	346	(2,320)	228,660
	Money Purchase Agreement (7)	-	-	956	-	142,086
Wolfgang Platz	Supplementary Profit Sharing Plan	-	-	-	-	-
	Management Stock Purchase Plan	-	-	-	-	-
	Versorgungsordnung 2005 (5)	-	41,014	(2,992)	-	225,040
Ruby Chandy	Supplementary Profit Sharing Plan	-	-	-	-	-
	Management Stock Purchase Plan	-	-	-	-	-
Eric Krasnoff	Supplementary Profit Sharing Plan	-	-	18,815	(799,290)	-
	Management Stock Purchase Plan	-	-	299,412		3,529,870

(1)	Includes (i) interest, dividend, and unrealized gain income earned on the NEO’s account balance under the Plans less any unrealized loss; and (ii) dividend equivalent units and appreciation earned or depreciation experienced on deferred vested restricted units under the MSPP. With regard to the MSPP, when dividend equivalent units are first earned and allocated, they are calculated based on the closing price of common stock on the dividend payment date.

(2)	The amounts listed in this column are not included in the “Summary Compensation Table.”

(3)	The aggregate balance includes (a) the value of the NEO’s account balance under the Plans, and (b) the dollar value of the NEO’s deferred vested restricted units under the MSPP (including associated dividend equivalent units), based on the closing price of common stock on July 31, 2012 ($53.41).

(4)	Certain contributions by the Company under the Supplementary Profit-Sharing Plan may have been included in the Summary Compensation Table in proxy statements for prior years.

(5)	The average Euro to USD exchange rate for fiscal year 2012 of 1.327531 was used for Mr. Baratelli’s and Mr. Platz’s amounts.

(6)	The average Swiss franc to USD exchange rate for fiscal year 2012 of 1.101519 was used for Mr. Baratelli’s amounts.

(7)	The average British pound to USD exchange rate for fiscal year 2012 of 1.580872 was used for Mr. Baratelli’s amounts.

Potential Payments Upon Termination or Change in Control

The following table sets forth the payments and benefits that would be received by each NEO (other than Mr. Krasnoff who retired effective October 3, 2011 and Mr. Kuhbach who retired upon the expiration of a consulting agreement which terminated June 30, 2012) in the event a termination of employment or a change in control of the Company had occurred on July 31, 2012, over and above any payments or benefits he or she otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. Please see “Compensation Discussion and Analysis – Employment Agreements – Other Employment Agreements” for a discussion of the payments Mr. Krasnoff received during fiscal year 2012 in connection with his retirement. The NEOs would receive other payments and benefits as well upon termination of employment to which they were already entitled or vested in on such date, including amounts under the Company’s retirement programs and non-qualified deferred compensation plans in accordance with their terms (see “Pension Benefits for Fiscal Year 2012” and “Non-Qualified Deferred Compensation for Fiscal Year 2012”). None of the NEOs in the table below is currently eligible for retirement under their employment agreements or other plans of the Company.

Benefit(1)	Death	Disability (2)	Change	Termination of
			in Control (3)	Employment by
				Company without
				Cause or by
				Executive for
				Good Reason (4)
	($)	($)	($)	($)
Lawrence Kingsley
Salary Continuation	-	-	2,907,000	1,933,740
Annual Bonus	-	-	3,633,750	2,417,175
Welfare Benefits (COBRA)	-	-	26,242	26,242
Stock Options	5,917,088	5,917,088	5,917,088	5,917,088
Restricted Stock Units	15,359,384	15,359,384	15,359,384	13,317,588
Total	21,276,472	21,276,472	27,843,464	23,611,833
Lisa McDermott
Salary Continuation	254,732	254,732	-	1,017,758
Annual Bonus	305,678	305,678	-	854,916
Supplementary Pension Plan	-	3,918,682	-	-
Welfare Benefits (COBRA)	-	-	-	10,943
Management Stock Purchase Plan(5)	440,900	440,900	440,900	440,900
Stock Options	-	890,861	890,861	890,861
Restricted Stock Units	2,980,289	2,980,289	2,980,289	1,450,319
Total	3,981,599	8,791,142	4,312,050	4,665,697
Yves Baratelli
Salary Continuation	251,036	251,036	-	1,002,990
Annual Bonus	263,587	263,587	-	737,198
Supplementary Pension Plan	-	3,792,656	-	-
Welfare Benefits (COBRA)	-	-	-	26,480
Stock Options	-	-	-	-
Restricted Stock Units	999,764	999,764	999,764	387,259
Total	1,514,387	5,307,043	999,764	2,153,927
Wolfgang Platz
Salary Continuation	-	-	-	283,920
Stock Options	-	57,203	57,203	-
Restricted Stock Units	624,408	624,408	624,408	-
Total	624,408	681,611	681,611	283,920
Ruby Chandy
Salary Continuation	-	-	-	500,000
Management Stock Purchase Plan(5)	49,030	49,030	49,030	-
Stock Options	-	-	-	-
Restricted Stock Units	390,645	390,645	390,645	-
Total	439,675	439,675	439,675	500,000

(1)	For purposes of the calculations in the table, payments that would be made over time have been presented as a present value lump sum using certain assumptions (for Mr. Kingsley, two-year salary continuation and 125% bonus at a discount rate of 0.23%; for Mr. Baratelli and Ms. McDermott: two-year salary continuation and 70% of target bonus at a discount rate of 0.23%; for Mr. Kingsley, Mr. Baratelli and Ms. McDermott: a discount rate of 3.40% for the Supplementary Pension Plan). In addition, the closing price on July 31, 2012 of $53.41 was used for all equity-based compensation calculations. The amounts shown relating to stock options were calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the excess of $53.41 over the exercise price of such stock option. The amounts shown related to RSU and restricted units were calculated by multiplying the number of shares underlying each RSU whose vesting would be accelerated or that would vest during the notice period, as the case may be, by $53.41.

(2)	Mr. Baratelli and Ms. McDermott’s employment agreements define “disability” as the executive’s inability, by reason of physical or mental disability, to perform his or her principal duties under his or her employment agreement for an aggregate of 130 working days out of any period of 12 consecutive months. Mr. Kingsley’s employment agreement defines disability as the executive’s inability, by reason of physical or mental disability, to substantially perform his duties and responsibilities for a period of 120 days in any 12 consecutive month period.

(3)	Change in control is as defined in the Stock Plan, and is the occurrence of any of the following:

A “Change in Control” is defined in the Plan as the occurrence of any of the following:

  any “Person,” including any group (each within the meaning set forth in the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “Beneficial Owner”, as such term is defined under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or (iii) any entity of the Company for or pursuant to the terms of any such plan. However, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding. If a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred; or

  the Company shall consummate a merger or consolidation with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

i.	the shareholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

ii.	those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

  the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person other than any of the Affiliated Companies; or

  the number of duly elected and qualified directors of the Company who were neither elected by the Board of Directors nor nominated by the Board or its nominating/governance committee for election by the shareholders shall constitute a majority of directors of the Company as fixed by its by-laws.

However, no Change in Control will be deemed to have occurred, and in general no rights arising upon a Change in Control will exist, to the extent that the Board of Directors so determines prior to the Change in Control.

(4)	The amounts set forth represent the value on July 31, 2012 of future payments and benefits in the event a notice of termination of employment by the Company without cause or other than Mr. Platz and Ms. Chandy, by the executive for NEO Good Reason under an employment agreement.

(5)	These amounts represent the value of all or a portion of unvested employer units and unvested employer dividends under the MSPP. For details on termination treatment, refer to footnote 6 under the “Grants of Plan-Based Awards” table.

Equity Compensation Plans

The following table sets forth information regarding the Company’s equity compensation plans as of July 31, 2012, the end of the Company’s most recently completed fiscal year:

Plan Category	Number of Securities		Weighted - Average	Number of Securities
	to be Issued		Exercise Price of	Remaining Available for
	Upon Exercise of		Outstanding Options,	Future Issuance under
	Outstanding Options,		Warrants and Rights	Equity Compensation Plans
	Warrants and Rights			(Excluding Securities
Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation
plans approved by	5,164,372	(1) (2)	$39.98 (2)	8,567,612 (3)
security holders
Equity compensation
plans not approved by	-		-	-
security holders
Total	5,164,372		$39.98	8,567,612

(1)	Consists of 2,640,484 shares of common stock issuable upon exercise of outstanding options, and 2,523,888 shares issuable upon conversion of outstanding restricted or deferred restricted units under the MSPP, the 2005 Stock Plan and the 2012 Stock Plan. Since the aforementioned outstanding restricted and deferred units have no exercise price, they are not included in the weighted average exercise price calculation in column (B).

(2)	Excludes certain employees who transferred to Haemonetics Corporation in connection with the sale of the blood business effective as of July 31, 2012.

(3)	Consists of 7,022,053 shares of common stock available for future grants of options and/or restricted units under the 2012 Stock Plan and the MSPP respectively, and 1,545,559 shares remaining available for issuance under the Pall Corporation Employee Stock Purchase Plan, a plan intended to qualify under Section 423 of the Code.

SHAREHOLDER PROPOSALS FOR 2013
ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

To be considered for inclusion in the Company’s proxy statement and the proxy card for the 2013 Annual Meeting of Shareholders, shareholder proposals must be received by the Company’s Corporate Secretary no later than July 8, 2013, at the Company headquarters at Pall Corporation, 25 Harbor Park Drive, Port Washington, New York 11050.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

For shareholder nominations to the Board or other proposals to be considered at the 2013 Annual Meeting of Shareholders, shareholders must provide the Company with timely notice of their proposal no earlier than August 14, 2013 and no later than September 12, 2013. The notice must include the information required by Pall’s by-laws with respect to each matter the shareholder proposes to bring before the annual meeting.

APPENDIX A
PALL CORPORATION BY-LAWS
(as amended through December 12, 2012)

ARTICLE I

Offices

Section 1.01: Offices

The principal office of the corporation shall be as stated in the certificate of incorporation. The corporation may also have offices and places of business at such other places within and without the State of New York as the board of directors may from time to time determine.

ARTICLE II

Shareholders

Section 2.01: Annual Meeting

The annual meeting of the shareholders for the election of directors (and the transaction of such other business as may properly come before it) shall be held on such date within six months after the end of each fiscal year of the corporation or as the board of directors may from time to time otherwise determine, and at such time and place within or without the State of New York, as are fixed by resolution of the board of directors and stated in the notice of meeting.

Section 2.02: Special Meetings

Special meetings of the shareholders for any purpose or purposes may be called by the president (or, in case of the absence or disability of the president, by any vice president) and must be called by him on the written request of a majority of the directors in office or of the holders of 50% of the shares then outstanding and entitled to vote. Such request shall state the date and hour, the place within or without the State of New York, and the purpose or purposes of the meeting, and must be delivered or mailed to the president or such vice president not later than fifteen days prior to the proposed date of the meeting.

Section 2.03: Notice of Meetings

Written or, as and to the extent permitted by applicable law, electronic notice of each meeting of shareholders, stating the purpose or purposes for which the meeting is called and the date and hour when and the place within or without the State of New York where it is to be held, shall be sent to each shareholder of record entitled to vote at such meeting not less than ten nor more than sixty days before the meeting, directed to his, her or its address as it appears on the books of the corporation, but if a shareholder shall have requested that notice be sent to another address in a writing previously filed with the secretary, then to such address. If transmitted electronically, such notice shall be directed to the email address that the shareholder or his, her or its representative previously supplied to the secretary in writing. Except as required by statute, notice of any adjourned meeting shall not be required.

Section 2.04: Quorum

At any meeting of the shareholders, the holders of a majority of the shares entitled to vote then issued and outstanding, present in person or represented by proxy, shall constitute a quorum except as otherwise provided by law or by the certificate of incorporation. A lesser interest may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. When a quorum is present or represented at any meeting, a majority of the stock represented thereat shall, except as otherwise required by law, by the certificate of incorporation or by these by-laws, decide any question brought before such meeting.

Section 2.05: Proxies and Voting

a.	Each shareholder of record shall be entitled to one vote for each share of stock registered in the name of such shareholder on the books of the corporation, and such votes may be cast either in person or by proxy.

b.	Except as otherwise expressly provided herein, proxies and voting, excluding the election of directors which elections shall be governed by paragraph (c) of this Section 2.05, shall be governed by the provisions of the New York Business Corporation Law to the extent not inconsistent with any provisions of federal law which preempt state law or the requirements of any national securities exchange on which the corporation’s common stock is listed.

c.	Each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the secretary of the corporation receives one or more notices that a shareholder (or group of shareholders) has nominated a person for election to the board of directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 2.07(a) of these by-laws; and (ii) all such nominations have not been withdrawn by such shareholder(s) on or before the 10th day before the corporation first mails to shareholders its notice of such meeting. For purposes of this Section, a “majority of the votes cast” means that the number of shares cast “for” a director must exceed the number of votes cast “against” such director.

Section 2.06: Inspectors of Election

The board of directors shall appoint one or more inspectors to act at any meeting of shareholders or any adjournment thereof. No inspector may be a candidate for the office of director. The board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If there shall be a failure to appoint inspectors, or if at any such meeting any inspector so appointed shall be absent or shall fail to act or the office shall become vacant, the chairman of the meeting shall appoint such inspector or inspectors, as the case may be, to act thereat. The inspectors, before entering on the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors with strict impartiality and according to the best of their ability, and shall execute a written certificate of the results of the election.

Section 2.07: Notice of Shareholder Business and Nominations

(a)	Annual Meetings of Shareholders

	(i)	Nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made at an annual meeting of shareholders (A) pursuant to the corporation’s notice of the meeting; (B) by or at the direction of the board of directors; or (C) by any shareholder of the corporation who (1) was a shareholder of record at the time of giving of notice provided for in this Section and at the time of the annual meeting; (2) is entitled to vote at the meeting; and (3) complies with the procedures set forth herein.

	(ii)	For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to subsection (a)(i)(C) of this Section (whether or not such nominations or other business are proposed pursuant to Regulation 14A under the Securities and Exchange

Act of 1934, as amended (the “Exchange Act”)), the shareholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be received by the secretary of the corporation at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be received by the secretary of the corporation not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or a public announcement of the date of such meeting was first made by the corporation. To be in proper form, a shareholder’s notice to the secretary of the corporation must:

(A)	set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder as it appears on the books and records of the corporation and of such beneficial owner; (2) the number of shares of common stock of the corporation that are owned beneficially and of record as of the date of such notice by such shareholder and such beneficial owner (which information shall be supplemented by such shareholder, as of the record date for such meeting, by notice received by the secretary of the corporation not later than 10 days after such record date); (3) any material interest of such shareholder or beneficial owner in such nomination or proposal; (4) a description of all agreements or other arrangements or understandings between such shareholder, the beneficial owner and/or any nominee, if applicable, or any of their respective affiliates or associates, and any other person or persons (including the names of such person(s)) in connection with such nomination or proposal, including any swap or other derivative or short positions, profits interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss to or manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such shareholder, beneficial owner and/or nominee, if applicable, or any of their respective affiliates or associates with respect to the shares of the corporation; (5) any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (whether or not any such nomination is proposed pursuant to Regulation 14A under the Exchange Act); and (6) an undertaking by the shareholder to notify the corporation in writing of any change in the foregoing information as of the record date for such annual meeting, by notice received by the secretary of the corporation at the principal executive offices of the corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date;

(B)	set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a director, a statement whether such person, if elected or reelected as director, intends to tender to the board of directors, promptly following such person’s election or reelection, an irrevocable resignation effective upon (1) the failure of such director to receive the required number of votes cast at the next meeting at which such director is nominated for reelection; and (2) the acceptance of such resignation by the Board;

(C)	include as to each person whom the shareholder proposes to nominate for election or reelection as a director, a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent (such questionnaire shall be provided by the secretary of the corporation) and a written representation and agreement (in the form provided by the secretary of the corporation) that such person (1) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director; (2) is not a party to any agreement or understanding with any person or entity other than the corporation with respect to compensation, reimbursement or indemnification in connection with service or action as a director; and (3) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the corporation;

(D)	set forth, as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person as may be specified from time to time in any policy of the corporation relating to the nomination (or recommendation for nomination) of directors; and

(E)	if the notice relates to any business that the shareholder proposes to bring before the meeting, other than the nomination of a director, set forth a brief description of such business, including the text of any proposal or resolutions to be proposed for consideration by shareholders and, if such business includes a proposal to amend these by-laws, the text of the proposed amendment, the reasons for conducting such business at the meeting and any material interest of such shareholder or beneficial owner in such business.

In addition, a person shall not be eligible to be a nominee for election as a director unless that person meets the requirements for service as a director prescribed in the corporation’s Corporate Governance Policy.

(iii) Notwithstanding anything in the second sentence of subsection (a)(ii) of this Section to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by these by-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b)	Special Meetings of Shareholders

Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the board of directors; or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any shareholder who (A) is a shareholder of record at the time of giving of notice provided for in this Section and at the time of the special meeting; (B) is entitled to vote at the meeting; and (C) complies with the notice procedures set forth in this Section.

If the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons for election to such position(s) as may be specified in the corporation’s notice of such special meeting, if the shareholder’s notice required by this Section shall be received by the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting. Such shareholder shall provide information and undertakings with respect to such nomination as would be required pursuant to Section 2.07(a)(ii)(A) through (E) of these by-laws if such nomination were submitted in connection with an annual meeting.

(c)	General

	(i)	Only persons nominated in accordance with these by-laws shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section. Except as otherwise provided by law, the certificate of incorporation or these by-laws, the chairman of any annual or special meeting shall determine all matters relating to the conduct of the meeting and any item of business or nomination determined not to be properly brought before the meeting shall not be transacted or shall be disregarded.

	(ii)	If the shareholder (or a qualified representative of the shareholder) does not appear at the applicable annual or special meeting to present an item of business or nomination, such item of business shall not be transacted at such meeting, and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. To be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting.

	(iii)	In no event shall any notice or public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section.

	(iv)	Notwithstanding the foregoing provisions of these by-laws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these by-laws. Nothing herein shall be deemed to affect any right of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE III

Board of Directors

Section 3.01: Number and Qualifications

Effective December 15, 2010, and until further action by the board of directors as hereinafter in this paragraph authorized, the number of directors of the corporation shall be eleven. The board of directors is hereby authorized to increase or decrease the number of directors at any time and from time to time by amendment of these by-laws, subject to the maximum and minimum number of directors specified in the certificate of incorporation. Each director shall be at least 18 years of age. An amendment of the by-laws to change the number of directors requires the vote of a majority of the entire board. As used in this paragraph, “entire board” means the total number of directors the corporation would have if there were no vacancies. No decrease in the number of directors shall shorten the term of any incumbent director. If the number of directors is increased, the additional directors may be elected by a majority of the directors in office at the time of the increase, or if not so elected prior to the next annual meeting of the shareholders, they shall be elected thereat by the shareholders.

Section 3.02: Powers

The business of the corporation shall be managed under the direction of the board of directors, which shall have and may exercise all of the powers of the corporation except such as are expressly conferred upon the shareholders by law, by the certificate of incorporation or by these by-laws.

Section 3.03: Regular Meetings

Regular meetings of the board of directors may be held without call or formal notice at such places either within or without the State of New York and at such times as the board may from time to time by vote determine. A regular meeting of the board of directors for the election of officers and for such other business as may come before the meeting may be held without call or formal notice immediately after, and at the same place as, the annual meeting of shareholders or any special meeting of shareholders at which a board of directors is elected.

Section 3.04: Special Meetings

Special meetings of the board of directors may be held at any place either within or without the State of New York at any time when called by the chairman of the board, chief executive officer, secretary or a majority of the directors, written notice of the time and place thereof having been given to each director as follows: (a) by delivering a copy of such notice to the director personally (including telephonically) a reasonable time prior to the time set for the meeting (which need not be more than twenty-four hours and may be less depending upon the circumstances), or (b) by sending a copy of such notice addressed to the director at his or her mailing address as it appears on the books of the corporation, such notice to be sent no less than four days before the date of the meeting if sent by ordinary mail or, if sent by overnight mail or by a courier service (such as Federal Express) which guarantees next day delivery, in a manner so as to be received at least twenty-four hours prior to the time set for the meeting, or (c) by transmitting such notice to the director by telecopier or e-mail (to a telecopier number or e-mail address which has been furnished by him or her to the secretary of the corporation) a reasonable time prior to the time set for the meeting (which need not be more than twenty-four hours and may be less depending upon the circumstances). Such notice of meeting need not state the purpose of such meeting.

Section 3.05: Quorum

A majority of the entire board shall constitute a quorum of the board of directors for the transaction of any business but a lesser number may adjourn any meeting. As used in the preceding sentence, “entire board” means the total number of directors which the corporation would have if there were no vacancies. A quorum of any committee shall be a majority of the members thereof except that any committee may, by unanimous action, determine that a lesser number of members (not less than half) shall constitute a quorum. A majority of the members in attendance at any meeting shall, except where a larger number is required by law, by the certificate of incorporation or by these by-laws, decide any question brought before such meeting.

Section 3.06: Term of Office of Directors

Directors shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders or until their successors shall be duly elected and shall qualify.

Section 3.07: Action by the Board Without a Meeting

Any action required or permitted to be taken by the board or any committee thereof may be taken without a meeting if all members of the board or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the board or committee shall be filed with the minutes of the proceedings of the board or committee.

Section 3.08: Participation in Meetings by Telephone

Any one or more members of the board or any committee thereof may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 3.09: Board Committees

There may be an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and an Executive Committee, each consisting of not less than three directors appointed by the board and each of which shall have the duties and authority as it may be determined by the board from time to time. Such Committees shall keep regular minutes of their proceedings and report the same to the board. In addition, the board may from time to time appoint one or more additional committees having such purposes and composition as the board may determine is appropriate.

Section 3.10: Chairman

The board of directors shall have a chairman, who shall be a director. The chairman shall be elected annually by a majority vote of the board of directors. The chairman of the board, when present, shall preside at all meetings of the shareholders, of the board of directors and of the executive committee unless he or she shall designate another director or an officer to preside at any such meeting. If the chairman is absent or unable to serve as chairman of a meeting and has not so designated another director or an officer as a presiding director for a meeting, a majority of the directors in attendance at the meeting shall elect a chairman for such meeting. The chairman of the board of directors will exercise and perform such other duties as may from time to time be agreed by the board of directors.

ARTICLE IV

Officers

Section 4.01: Elected Officers

The officers of the corporation shall include the chairman of the board (if designated as an officer by the board of directors), a chief executive officer, a president, one or more group vice presidents, a secretary and a treasurer (the “Elected Officers”). The board of directors may also appoint such other officers as it may determine from time to time. The officers of the corporation shall be elected annually by the board of directors at the regular meeting of the board of directors held immediately after the annual meeting of shareholders, each to hold office until his or her successor shall have been elected or appointed and qualified or until his or her earlier removal, resignation or death. A person may hold more than one office if the duties thereof can be consistently performed by the same person, and to the extent permitted by law.

Section 4.02: Chairman

The board of directors, in its discretion, may designate the chairman of the board as an officer of the corporation. If the chairman of the board is an officer, the chairman shall have such other powers and perform such other duties (in addition to being chairman of the board) as may be assigned from time to time by the board of directors.

Section 4.03: Chief Executive Officer

The chief executive officer shall have general control and supervision of the business and affairs of the corporation and such other powers and duties prescribed by these by-laws and shall perform all duties incident to the position of chief executive officer and such other duties that may from time to time be assigned by the board. He or she shall, unless otherwise directed by the board of directors, attend in person or by substitute appointed by him or her, or shall execute or designate a substitute to, execute on behalf of the corporation written instructions appointing a proxy or proxies to represent the corporation at, all meetings of the shareholders of any corporation in which the corporation shall hold any stock and may, on behalf of the corporation, in person or by substitute or by proxy, execute written waivers of notice and consents with respect to any such meetings. At all such meetings and otherwise, the chief executive officer in person or by substitute or proxy as aforesaid, may vote the stock so held by the corporation and may execute written consents and other instruments with respect to such stock and may exercise any and all rights and powers incident to the ownership of said stock, subject however to the instructions, if any, of the board of directors. The chief executive officer shall have custody of the treasurer’s bond, if any.

Section 4.04: President and Group Vice Presidents

The president and the vice presidents shall assist the chief executive officer and shall perform such duties as may be assigned to them by the chief executive officer or by the board of directors.

Section 4.05: Secretary

The secretary (a) shall keep the minutes of all proceedings of the directors and of the shareholders; (b) shall attend to the giving of notices to the shareholders and directors, or of other notices required by law or by these by-laws; (c) shall have custody of the seal of the corporation and shall affix such seal to deeds, contracts and other written instruments when authorized by the board of directors or when required by law; (d) shall have charge of the stock certificate book and stock ledger and such other books and papers as the board may direct; and (e) shall perform all other duties incident to the office of secretary and such other duties as may be assigned by the board of directors or the chief executive officer.

Section 4.06: Treasurer

The treasurer shall have the care and custody of all funds, securities, evidences of indebtedness and other personal property of the corporation and shall deposit the same in accordance with the instructions of the board of directors. He or she shall receive and give receipts and acquittances for moneys paid in on account of the corporation, and shall pay out of the funds on hand all bills, payrolls and other just debts of the corporation of whatever nature upon maturity of the same. He or she shall enter regularly in books belonging to the corporation, to be kept by him or her for that purpose, full and accurate accounts of all moneys received and paid out by him or her on account of the corporation, and he or she shall perform all other duties incident to the office of the treasurer and such other duties as may be assigned by the board of directors or the chief executive officer and, upon request of the board, he or she shall make such reports to it as may be required at any time. He or she shall, if required by the board, give the corporation a bond in such sums and with such sureties as shall be satisfactory to the board, conditioned upon the faithful performance of his or her duties and for the restoration to the corporation in case of his or her death, resignation, retirement or removal from office of all books, papers, vouchers, money and other property of whatever kind in his or her possession, or under his or her control belonging to the corporation.

ARTICLE V

Removals, Resignations and Vacancies

Section 5.01: Directors

Any director may resign at any time by giving written notice thereof to the chief executive officer, and such resignation shall take effect at the time therein specified. Whenever any vacancy shall occur in the board of directors by death, resignation or otherwise, the same may be filled by a majority vote of the remaining members of the board, although less than a quorum. Any person so chosen shall hold office until the next annual meeting or meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor shall have been chosen at a special meeting of the shareholders has been elected and qualified.

Section 5.02: Officers

The board of directors may remove from office any officer of the corporation with or without cause. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer may resign at any time by giving written notice thereof to the chief executive officer. The chief executive officer may resign at any time by giving written notice to the board and secretary. Such resignations shall take effect at the time therein specified. Any vacancy occurring in any office, whether owing to removal, resignation, death or any other reason, may be filled by the board of directors, and the officers so chosen shall hold office until the next regular meeting of the board of directors held immediately after the annual meeting of shareholders and until their respective successors shall have been elected or appointed and qualified or until their earlier removal, resignation or death.

ARTICLE VI

Stock

Section 6.01: Certificates

The shares of the corporation may be certificated or uncertificated, as determined by the board of directors. Certificates of stock shall be signed in the name of the corporation by the chairman or the president or a vice president and by the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation and shall be sealed with the seal of the corporation. Certificates for each class of authorized stock shall be consecutively numbered, and the names and residences of the owners, the date of issue, the number of shares and the amount paid therefor shall be entered in the stock books. Certificates of stock shall be in such form consistent with law as shall be prescribed by the board of directors. The seal of the corporation attached to any stock certificate may be a facsimile, engraved or printed. Where any stock certificate is signed by a transfer agent or by a registrar other than the corporation itself or its employee or where the corporation is listed on a registered national securities exchange, the signatures of any officer of the corporation appearing upon such certificate may be facsimiles, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of issue.

Section 6.02: Lost Certificates

In case of the alleged loss, destruction or mutilation of a certificate or certificates of stock, the board of directors may direct the issuance of a new certificate or certificates in lieu thereof upon such terms and conditions in conformity with law as it may prescribe.

Section 6.03: Transfer of Shares

Upon surrender to the corporation or to a transfer agent of the corporation of a certificate of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the old certificate. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as may be required by the laws of New York.

Section 6.04: Fixing of Record Date

The board of directors may prescribe a time not exceeding sixty nor less than ten days prior to the date of a meeting of the shareholders or prior to the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose without a meeting, as the time as of which shareholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined; and all persons who were holders of record of voting stock at such time and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be. The board of directors may also fix a time not exceeding sixty days preceding the time fixed for the payment of any dividend or the making of any distribution, or for the delivery of evidences of rights, or evidences of interests arising out of any change, conversion or exchange of capital stock, as a record date for the determination of the shareholders entitled to receive any such dividend, distribution, rights or interests.

ARTICLE VII

Indemnification

Section 7.01: Indemnification by the Corporation

The corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the corporation or served such Other Entity in any capacity at the request of the corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 7.01, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Any expense described in the first paragraph of this Section 7.01 that is incurred by any person entitled to indemnification under this Section 7.01 shall be paid or reimbursed to such person by the corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the corporation. Such advances shall be paid by the corporation to such person within twenty days following delivery of a written request therefor by such person to the corporation. No payment made by the corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the corporation or to any director or officer of the corporation or other individual to whom or on whose behalf such payment is made by the corporation.

The rights to indemnification and advancement of expenses provided by this Section 7.01:

(i)	shall be deemed at all times (whether before or after the adoption of this Section 7.01) to constitute contract rights, as if the provisions of this Section 7.01 were set forth in a separate written contract between each director, officer or other person entitled to indemnification hereunder and the corporation, and the corporation intends to be legally bound to such person (with respect to current directors, officers or employees of the corporation, the rights conferred under this Section 7.01 are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of this Section 7.01; with respect to any directors, officers or employees of the corporation who commence service following adoption of this Section 7.01, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director, officer or employee commencing service);

(ii)	shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding; and

(iii)	shall inure to the benefit of the heirs, executors and administrators of such person.

A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 7.01 shall be entitled to (i.e., has a legally binding right against the corporation to) the indemnification authorized by this Section 7.01. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 7.01 (unless ordered by a court under Section 724 of the Business Corporation Law), shall be made by the corporation only if authorized in the specific case:

(1)	By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 7.01, or,

(2)	If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

	(A)	by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

	(B)	by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

Notwithstanding any other provision hereof, no amendment or repeal of this Section 7.01, or any other corporate action or agreement which prohibits or otherwise limits, reduces or eliminates the right of any person under this Section 7.01, including the right to indemnification or advancement or reimbursement of reasonable expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of or with respect to any alleged or actual act or omission occurring prior to such 60th day.

The corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 7.01 or otherwise.

For purposes of this Section 7.01, the term “the corporation” shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 7.01, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 7.02: Non-Exclusivity

The rights granted pursuant to or provided by the provisions of Section 7.01 to any person shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which any such person may otherwise be entitled by law, contract or otherwise.

ARTICLE VIII

Amendments

Section 8.01: By Shareholders

The shareholders may make, amend and repeal the by-laws of the corporation at any annual meeting or at any special meeting called for the purpose.

Section 8.02: By Directors

Subject to the provisions of Section 8.03 hereof, the board of directors shall have power to make, amend and repeal the by-laws of the corporation, by the vote of a majority of the entire board (as the term “entire board” is defined in Section 3.01 hereof and in Business Corporation Law Section 702).

Section 8.03: By Shareholders Only

The board of directors shall have no power to amend or repeal any of the provisions of Sections 2.02, 2.03, 2.04, or this Section 8.03, and any such provisions may be amended or repealed only in the manner provided in Section 8.01. Notwithstanding the foregoing, however, the board of directors may amend this Section 8.03 if the sole effect of such amendment is to add to the list of the provisions which may only be amended in the manner set forth in Section 8.01.

APPENDIX B
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to financial results reported in accordance with GAAP, we have included in the Compensation Discussion & Analysis (“CD&A”) section of this Proxy Statement certain measures, namely pro forma earnings per share and free cash flow, that are non-GAAP financial measures. We have included these measures in the CD&A in order to aid shareholders in better understanding the Company’s performance and because they are used in the Company’s compensation programs for named executive officers. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP follows. Measures below refer to total operations, inclusive of continued and discontinued operations.

Earnings Per Share Reconciliation

Pro forma earnings per share measures exclude the items described below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates. Amounts below are in thousands, except per share data.

	2012	2011
Diluted earnings per share as reported	$2.71	$2.67
Discrete items:
Restucturing and other costs (“ROTC”), after pro forma tax effect[1]	$0.44	$0.18
Interest adjustments, after pro forma tax effect[2]	($0.02)	($0.03)
Tax adjustments[3]	($0.01)	($0.09)
Transaction costs and other charges, after pro forma tax effect[4]	$0.07	$0.04
Total discrete items	$0.48	$0.10
Pro forma diluted earnings per share	$3.19	$2.77

(1)	ROTC in the year ended July 31, 2012 of $66,858 ($52,992 after pro forma tax effect of $13,866) primarily includes severance costs related to the Company’s structural cost improvement initiatives. ROTC in the year ended July 31, 2012 also includes expenses related to certain employment contract obligations, and a gain on the sale of an investment. ROTC in the year ended July 31, 2011 of $26,505 ($20,833 after pro forma tax effect of $5,672) primarily includes severance and other costs related to the Company’s cost reduction initiatives, certain employment contract obligations and an increase to environmental reserves.

(2)	Interest expense, net, in the year ended July 31, 2012 includes the reversal of accrued interest of $4,435 ($2,859 after pro forma tax effect of $1,576) primarily relating to the settlement of certain issues with the Internal Revenue Service as described in (3) below. Interest expense, net, in the year ended July 31, 2011 includes the reversal of accrued interest of $6,184 ($3,413 after pro forma tax effect of $2,771) related to the resolution of a U.S. tax audit as decribed in (3) below.

(3)	Provision for income taxes in the year ended July 31, 2012 includes a net benefit of $1,264 primarily related to the settlement of certain issues with the Internal Revenue Service and the expiration of a foreign statute of limitation, partly offset by the tax cost of repatriation of foreign earnings. Provision for income taxes in the year ended July 31, 2011 includes the reversal of income taxes payable of $18,990 principally related to the resolution of a U.S. tax audit, that increased earnings by $27,496, partly offset by the tax cost of repatriation of foreign earnings. Provision for income taxes in the year ended July 31, 2011 also includes a charge of $8,409 related to tax costs associated with the establishment of the Company’s Asian headquarters in Singapore.

(4)	Discontinued operations in the year ended July 31, 2012 include transaction related costs of $9,149 ($7,444 after pro forma tax effect of $1,705) related to the sale of the blood product line. Discontinued operations in the year ended July 31, 2011 includes $7,336 ($5,319 after pro forma tax effect of $2,017) related to the impairment of certain assets of the blood product line.

B-1

Free Cash Flow Reconciliation

The Company utilizes free cash flow as one way to measure its current and future financial performance. Company management believes this measure is important because it is a key element of its planning. The following table reconciles net cash provided by operating activities, inclusive of discontinued operations to free cash flow.

	2012	2011
Net cash provided by operating activities	$474,848	$429,987
Less capital expenditures	158,909	160,771
Free cash flow	$315,939	$269,216
Net Earnings	$319,309	$315,496
Free cash flow conversion	98.9%	85.3%

B-2

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 12:01 a.m., Eastern Time, on December 12, 2012.

Vote by Internet Go to www.investorvote.com/PLL Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Amy E. Alving	☐	☐	☐	05 - Ronald L. Hoffman	☐	☐	☐	09 - Katharine L. Plourde	☐	☐	☐

	02 - Robert B. Coutts	☐	☐	☐	06 - Lawrence D. Kingsley	☐	☐	☐	10 - Edward Travaglianti	☐	☐	☐

	03 - Mark E. Goldstein	☐	☐	☐	07 - Dennis N. Longstreet	☐	☐	☐	11 - Bret W. Wise	☐	☐	☐

	04 - Cheryl W. Grisé	☐	☐	☐	08 - B. Craig Owens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013.	☐	☐	☐	4.	Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Proposal to approve amendments to the Company’s By-Laws.	☐	☐	☐

B	AUTHORIZED SIGNATURES — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. DATE AND SIGN BELOW.
NOTE: Please sign below exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Annual Meeting Admission Ticket

2012 Annual Meeting of
Pall Corporation Shareholders

Wednesday, December 12, 2012
at 11:00 a.m., Eastern time

Pall Corporation Corporate Headquarters
25 Harbor Park Drive
Port Washington, NY 11050
Phone: (516) 484-5400

ADMISSION: To be admitted to the annual meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Pall Corporation common stock, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and a photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the meeting. To obtain directions to the Company’s corporate headquarters you may write or call Pall Corporation using the contact information above or visit its web site at
www.pall.com/main/About-Pall/Driving-Directions-to-Pall-World-Headqua-51935.page.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 12, 2012

Copies of the enclosed Proxy Statement for the 2012 Annual Meeting and the 2012 Annual Report, which includes the Form 10-K for the fiscal year ended July 31, 2012, are also available on the Company’s website at www.pall.com/annualreport.

Do you have access to the Internet? If so, consider receiving next year’s Annual Report and proxy materials in electronic rather than printed form. While voting via the Internet, click the box to give your consent and thereby conserve natural resources, as well as significantly reduce printing and mailing costs. If you do not consent to access Pall Corporation’s Annual Report and proxy materials via the Internet, you will continue to receive them in the mail.

Accessing Pall Corporation’s Annual Report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy — Pall Corporation

Annual Meeting of Shareholders - December 12, 2012

The undersigned hereby appoint(s) RONALD L. HOFFMAN, LAWRENCE D. KINGSLEY and ROYA BEHNIA and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the common stock of Pall Corporation (the “Company”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Wednesday, December 12, 2012, at 11:00 a.m., Eastern time, and at any adjournment thereof, on the matters indicated on the reverse side of this proxy.

This proxy is solicited by the Board of Directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013, FOR the proposal to approve amendments to the Company’s By-Laws and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.